Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of February 1, 2016,

among

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD., as Holdings,

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED, as the Borrower,

BC LUXEMBOURG S.À R.L., as the Luxco Borrower,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent and the Collateral Agent,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

CREDIT SUISSE SECURITIES (USA) LLC, BARCLAYS BANK PLC and CITIGROUP GLOBAL MARKETS INC.

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC. and WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Joint Bookrunners for the Term A Facility

BANK OF AMERICA, N.A., DEUTSCHE BANK SECURITIES INC., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC and WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Joint Bookrunners for the Term B Facilities and the Revolving Credit Facility

BMO CAPITAL MARKETS CORP., NOMURA SECURITIES INTERNATIONAL, INC. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Senior Managing Agents

i

SCHEDULES:

Schedule 1.01(a)	—	Excluded Subsidiaries
Schedule 1.01(b)	—	Existing Letters of Credit
Schedule 2.01(a)	—	Term A Commitments
Schedule 2.01(b)	—	Term B-1 Dollar Commitments, Term B-1 Euro Commitments and Term B-2 Commitments
Schedule 2.01(c)	—	Revolving Commitments
Schedule 3.05	—	Effective Date Material Real Property
Schedule 3.12	—	Subsidiaries
Schedule 3.19(a)	—	UCC Filing Jurisdictions
Schedule 3.19(b)	—	Mortgage Filing Jurisdictions
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Affiliated Lender Assignment and Assumption
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Guarantee Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Closing Certificate
Exhibit G	—	Form of Intercompany Note
Exhibit H	—	Form of Specified Discount Prepayment Notice
Exhibit I	—	Form of Specified Discount Prepayment Response
Exhibit J	—	Form of Discount Range Prepayment Notice
Exhibit K	—	Form of Discount Range Prepayment Offer
Exhibit L	—	Form of Solicited Discounted Prepayment Notice
Exhibit M	—	Form of Solicited Discounted Prepayment Offer
Exhibit N	—	Form of Acceptance and Prepayment Notice
Exhibit O	—	Form of Mortgage
Exhibit P	—	Form of First Lien Intercreditor Agreement
Exhibit Q	—	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit R-1	—	Form of U.S. Tax Compliance Certificate
Exhibit R-2	—	Form of U.S. Tax Compliance Certificate
Exhibit R-3	—	Form of U.S. Tax Compliance Certificate
Exhibit R-4	—	Form of U.S. Tax Compliance Certificate

v

CREDIT AGREEMENT dated as of February 1, 2016 (this “Agreement”), among AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdings”), AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), BC LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 17 Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under registration number B 201613, and with a share capital of $20,000 (the “Luxco Borrower”), the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent.

WHEREAS, the Borrower Parties (as defined below) have requested the Lenders to extend Loans and Commitments, which, on the Effective Date shall be in the form of $4,400,000,000 aggregate principal amount of Term A Loans, $9,750,000,000 aggregate principal amount of Term B-1 Dollar Loans, €900,000,000 aggregate principal amount of Term B-1 Euro Loans, $500,000,000 aggregate principal amount of Term B-2 Loans and $500,000,000 aggregate principal amount of Revolving Commitments.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit N.

“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(1).

“Accepting Lenders” has the meaning assigned to such term in Section 2.24(a).

“Accounting Changes” has the meaning assigned to such term in Section 1.05(d).

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquisition” means the acquisition of the Target and its subsidiaries pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of May 28, 2015 and as amended on July 29, 2015, among Safari, Avago Technologies Limited, Parent, Holdings, the Borrower, the Merger Subs and the Target.

“Acquisition Documents” means the Acquisition Agreement, all other agreements entered into between the Target or its Affiliates and Parent or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Acquisition Transaction” means the purchase or other acquisition, by merger, consolidation or otherwise, by Holdings or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Additional Lender” means, at any time, any bank or other financial institution (including any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Facilities pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Lender shall be subject to the approval of (i) the Administrative Agent, each Issuing Bank and each Swingline Lender (such approval in each case not to be unreasonably withheld or delayed), solely to the extent such approval would be required pursuant to Section 9.04 and, other than with respect to any Revolving Credit Facility, solely to the extent the Administrative Agent is party to the Incremental Facility Amendment and/or Refinancing Amendment and (ii) the Borrower; provided further that any Additional Lender that is an Affiliated Lender (other than an Affiliated Debt Fund) (x) shall not provide any revolving commitments and (y) shall be subject to the limitations set forth in Section 9.04(f) (and the Affiliated Lender Cap shall apply to any Loans made by such Affiliated Lender).

“Additional/Replacement Revolving Commitments” has the meaning assigned to such term in Section 2.20(a).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate. Notwithstanding the foregoing, in the case of any Eurocurrency Term B Loan Borrowings, the Adjusted LIBO Rate will be deemed to be 0.75% per annum if the Adjusted LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 0.75% per annum.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. The Administrative Agent may from time to time designate one or more of its Affiliates or branches to perform the functions of the Administrative Agent in connection with Loans denominated in any currency other than dollars, in which case references herein to the “Administrative Agent” shall, in connection with Loans denominated in any such currency, mean any Affiliate or branch so designated.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning assigned to such term in Section 2.24(a).

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled by the private equity business of an Affiliate of the Borrower.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning assigned to such term in Section 9.04(f)(6).

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.04(f)(5).

“Agent” means the Administrative Agent, the Collateral Agent, each Lead Arranger, each Joint Bookrunner, the Syndication Agent, each Co-Documentation Agent and any successors and assigns in such capacity, and “Agents” means two or more of them.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Credit Exposure” means the sum of Revolving Credit Exposures of all the Revolving Lenders.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the London interbank offered rate per annum administered by the ICE Benchmark Administration appearing on the applicable Bloomberg screen (or on any successor or substitute screen provided by Bloomberg, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month.

Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, in the case of any ABR Term B Loan Borrowings, the Alternate Base Rate will be deemed to be 1.75% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.75% per annum.

“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b).

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (a)(iv) of Section 2.22. If all the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means,

(a) with respect to any Term B-1 Loan, (i) from the Effective Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 5.01(c) for the first full fiscal quarter ending after the Effective Date 3.50% per annum in respect of any Eurocurrency Loan and 2.50% per annum in respect of any ABR Loan and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Total Leverage Ratio	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans
1	Less than or equal to 1.75:1.00	3.25%	2.25%
2	Greater than 1.75:1.00	3.50%	2.50%

(b) with respect to any Term A Loan, Revolving Loan or the Commitment Fee Rate, for any day from the Effective Date, a percentage, per annum, determined by reference to the Ratings in effect from time to time as set forth below:

Ratings (S&P/Moody’s)	Applicable Rate for Eurocurrency Loans	Applicable Rate for ABR Loans	Commitment Fee Rate
BBB-/Baa3 or higher	1.50%	0.50%	0.20%
BB+/Ba1	1.75%	0.75%	0.25%
BB/Ba2 or lower	2.00%	1.00%	0.30%

(c) with respect to any Term B-2 Loan, for any day from the Effective Date, 1.75% per annum in respect of any Eurocurrency Loan and 0.75% per annum in respect of any ABR Loan.

With respect to clause (a) above, any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply in respect of the Term B-1 Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, if, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrower, Holdings or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.13(c) or under Article VII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Loan Document Obligations hereunder.

With respect to clause (b) above, the change in the Applicable Rate shall be effective on the date on which the applicable Rating Agency, as the case may be, has publicly announced the applicable change in the Ratings. For purposes of the foregoing, (i) if the Ratings established or deemed to have been established by the Rating Agencies shall fall within different levels, the lower Rating will apply in determining the Applicable Rate; (ii) if only one of the Rating Agencies maintains Ratings, then, notwithstanding anything herein to the contrary, the Rating of such single Rating Agency will apply to determine the Applicable Rate until such time as the second Rating Agency maintains Ratings; and (iii) if there shall be no Ratings from either Rating Agency, then the lowest Rating set forth above will apply.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Percentage” means, with respect to the most recently ended fiscal quarter of Holdings for which financial statements are available, if the First Lien Leverage Ratio as of the end of such fiscal quarter is (a) greater than 2.60:1.00, 100% and (b) less than or equal to 2.60:1.00, 50%.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” means the audited consolidated balance sheets of the Target and its consolidated subsidiaries and of Avago Technologies Limited and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries and Avago Technologies Limited and its consolidated Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Effective Date.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Amount,” means a cumulative amount equal to (without duplication):

(a) $1,200,000,000 (the “Starter Basket”); plus

(b) 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter of the Borrower commencing after the Effective Date occurs to the end of the most recent Test Period, plus

(c) returns, profits, distributions and similar amounts received in cash or Permitted Investments by Holdings, the Borrower Parties and the Restricted Subsidiaries on Investments made using the Available Amount (not to exceed the amount of such Investments); plus

(d) Investments of Holdings or any Restricted Subsidiary in any Unrestricted Subsidiary made using the Available Amount that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into Holdings or any Restricted Subsidiary (up to the lesser of (i) the Fair Market Value of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the Fair Market Value of the original Investment by Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary), plus

(e) the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance of stock of an Unrestricted Subsidiary) received by Holdings or any Restricted Subsidiary, plus

(f) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by Holdings or any Restricted Subsidiary from an Unrestricted Subsidiary, plus

(g) the aggregate amount of any Retained Declined Proceeds since the Effective Date;

provided that use of the Available Amount under Section 6.08(a)(vii) (subject to the proviso set forth therein) and Section 6.08(b)(iv) (in each case, other than the Starter Basket) shall be subject to compliance with a minimum Interest Coverage Ratio of at least 2.00 to 1.00, calculated on a Pro Forma Basis.

“Available Equity Amount” means a cumulative amount equal to (without duplication):

(a) the Net Proceeds of new public or private issuances of Qualified Equity Interests in Holdings or any parent of Holdings (other than any issuance in respect of the exercise of the Cure Right) which are contributed to the Borrower as common equity (including ordinary shares), plus

(b) capital contributions received by the Borrower as common equity (including ordinary shares) after the Effective Date in cash or Permitted Investments (other than in respect of (i) any Disqualified Equity Interest or (ii) any exercise of the Cure Right), plus

(c) the net cash proceeds received by the Borrower from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus

(d) returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower and the Restricted Subsidiaries on Investments made using the Available Equity Amount (not to exceed the amount of such Investments).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy, judicial management, liquidation, examinership, insolvency or winding-up proceeding, or has had a receiver, judicial manager, liquidator, examiner, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Bermuda Collateral Agreements” means (a) the equitable mortgage over shares entered into by Broadcom International Limited, as mortgagor, and the Collateral Agent; (b) the deed of assignment of limited partnership interests entered into by Broadcom Cayman Limited and ServerWorks International Ltd., as assignors, and the Collateral Agent; and (c) the deed of debenture entered into by each Loan Party incorporated or formed under the laws of Bermuda and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation or company, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any exempted or limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto and including any Successor Borrower.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Parties” means the Borrower and the Luxco Borrower.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means a Term A Loan Borrowing, a Term B Loan Borrowing, a Revolving Credit Borrowing or an Incremental Loan Borrowing, as the context may require.

“Borrowing Request” means a request by a Borrower Party for a Borrowing in accordance with Section 2.03 which shall be, in the case of any such written request, substantially in the form of Exhibit C or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Broadcom Shareholders” means Persons holding Exchangeable Units (within the meaning of the Amended and Restated Exempted Limited Partnership Agreement of Safari) in Safari.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Singapore and Luxembourg are authorized or required by law to close or remain closed; provided that, when used in connection with a Eurocurrency Loan denominated in dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided further that, when used in connection with a Eurocurrency Loan denominated in euro, the term “Business Day” shall also exclude (i) any day on which banks are not open for dealings in euro deposits in the London interbank market and (ii) any day that is not a TARGET Day.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP.

“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2015.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on December 31, 2015, recorded as capitalized leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries.

“Capped Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap.”

“Cash Management Obligations” means (a) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning assigned to such term in the definition of Secured Cash Management Obligations.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Cayman Islands Collateral Agreements” means (a) the equitable mortgage over shares entered into by Holdings, as mortgagor, and the Collateral Agent and (b) the collateral agreement entered into by each of the Borrower and any Subsidiary Loan Party incorporated or formed under the laws of the Cayman Islands and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Change in Control” means (a) (I) at any time that Safari shall exist, the failure of (i) Parent to own directly Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Safari or (ii) Safari to own directly or indirectly through wholly-owned Subsidiaries that are Guarantors, all of the Equity Interests in Holdings or (II) to the extent that Safari ceases to exist, the failure of Parent to own, directly or indirectly all of the

Equity Interests in Holdings, (b) the failure of Holdings to own directly or indirectly through wholly-owned Subsidiaries that are Guarantors, all of the Equity Interests in the Borrower, (c) the failure of Holdings to own directly or indirectly through wholly-owned Subsidiaries that are Guarantors, all of the Equity Interests in the Luxco Borrower, (d) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (directly or indirectly, including through one or more holding companies), of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent, (e) if Holdings at any time is or becomes organized in the United States, at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (i) nominated, designated or approved by the Board of Directors of Holdings (directly or indirectly, including through one of more holding companies) nor (ii) appointed by directors so nominated, designated or approved or (f) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing any Material Indebtedness that is Junior Financing. For purposes of this definition, “beneficially,” “Person” and “group” shall have the meanings given to such terms in the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof.

For purposes of this definition, the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued, but only to the extent such rules, regulations, or published interpretations or directives are applied to Holdings and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Term A Loans (other than Incremental Term Loans), Term B-1 Dollar Loans (other than Incremental Term Loans), Term B-1 Euro Loans (other than Incremental Term Loans), Term B-2 Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans or Other Revolving Loans or (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term A Commitment, a Term B-1 Dollar Commitment, Term B-1 Euro Commitment, Term B-2 Commitment, an Incremental Term Commitment, an Incremental Revolving Commitment, Other Term Commitment or Other Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular type of Loan or Borrowing.

“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC, Barclays Bank PLC and Citigroup Global Markets Inc.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agent” has the meaning assigned to such term in the Collateral Agreements.

“Collateral Agreements” mean (a) the U.S. Collateral Agreement, (b) the Cayman Islands Collateral Agreements, (c) the Singapore Collateral Agreements, (d) the Luxembourg Pledge Agreements, (e) the Dutch Collateral Agreements, (f) the Irish Collateral Agreements, (g) the Bermuda Collateral Agreements and (h) any other collateral agreement or other similar instrument entered into pursuant to the Collateral and Guarantee Requirement, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, each Borrower Party and each Subsidiary (other than an Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary (other than an Excluded Subsidiary) after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, and (ii) Holdings, each Borrower Party and each Subsidiary Loan Party either (x) a counterpart of the applicable Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(c) and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in Section 4.01(b);

(b) all outstanding Equity Interests of the Borrower Parties and the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party shall have been pledged or otherwise secured pursuant to the applicable Collateral Agreement (and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank) or, in the case of any Foreign Subsidiary that is directly held by a Borrower Party or any Guarantor, pledge or other security agreements governed by local law and/or local law perfection actions shall be required with respect to the pledge of or other security over such Equity Interests, in each case (x) to the extent the laws of the relevant jurisdiction require such actions for valid creation and/or perfection of a security interest in such Equity Interests, (y) such Foreign Subsidiary is organized and/or incorporated under the laws of a jurisdiction of organization and/or incorporation of a Loan Party and (z) so long as the cost of any such actions are not excessive in relation to the benefit thereof to the Lenders (as reasonably determined, in writing, by the Borrower and the Administrative Agent);

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any of their Subsidiaries in a principal amount of $50,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by the Intercompany Note or a promissory note and, if applicable, such promissory note, together with the first delivery of the Compliance Certificate after the incurrence of such Indebtedness, so long as such Indebtedness remains outstanding at such time, shall be pledged pursuant to the applicable Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all registers, certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received (except with respect to any property that is Excluded Assets) (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) to the extent applicable in the relevant jurisdiction (A) a policy or policies of title insurance (or marked unconditional commitment to issue such policy or policies) in the amount equal to not less than 100% (or such lesser amount as reasonably agreed to by the Administrative Agent) of the Fair Market Value of such Mortgaged Property and fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement) as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (B) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (C) evidence reasonably acceptable to the Collateral Agent of payment by Holdings or the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (D) a survey of each Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (E) completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to each Mortgaged Property subject to the applicable FEMA rules and regulations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and (F) if any Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (ii) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to Holdings and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $50,000,000, (f) no actions shall be required to perfect a security interest in letter of credit rights, commercial tort claims or chattel paper (other than the filing of UCC financing statements or analogous filings in the jurisdiction of the applicable Loan Party), (g) in no event shall the Collateral include any Excluded Assets, (h) in no event shall notices be required to be sent to account debtors or other contractual third parties prior to an enforcement event following the occurrence and continuation of an Event of Default and (i) the provisions of the local law Security Documents will be limited to those provisions required by the applicable local law to create or perfect security interests and will not impose commercial obligations and will, where possible and practical, automatically create security interests over future assets of the same type as those already secured. The delivery of the real property deliverables (other than Excluded Assets) listed in provision (e) above shall not constitute a condition precedent, but instead shall be required to be delivered after the Effective Date in accordance with Section 4.01(f). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means, a Term A Commitment, a Term B Commitment, a Revolving Commitment, an Incremental Revolving Commitment, an Incremental Term Commitment, an Other Term Commitment or an Other Revolving Commitment, as the context may require.

“Commitment Fee Rate” means the rate per annum determined pursuant to clause (b) of the definition of “Applicable Rate”.

“Commitment Termination Date” means the earliest of (i) the abandonment of the Acquisition by Holdings or its Affiliates or the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” means any Circumstance that, individually or when taken together with all other Circumstances, has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (i) the ability of Broadcom and its Subsidiaries to consummate the transactions contemplated by the Acquisition Agreement, including any such change or effect that prevents, materially delays or materially impedes Broadcom’s or its Subsidiaries’ ability to consummate the Transactions and the transactions contemplated under the Acquisition Agreement; or (ii) the business, assets, liabilities, financial condition or results of operations of Broadcom and its Subsidiaries, taken as a whole; provided, however, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (x) the industries, geographies and markets in which Broadcom and its Subsidiaries operate; or (y) general economic, political or financial or securities market conditions, shall be excluded from the determination of a Company Material Adverse Effect, except, in the case of clauses (x) and (y), to the extent that such Circumstance (individually or in the aggregate) disproportionately affects Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates; and provided, further, that for the purposes of this clause (ii) any Circumstance resulting from or arising in connection with (A) the execution of the Acquisition Agreement, the announcement of the Acquisition Agreement or the pendency of the Transactions and the transactions contemplated under the Acquisition Agreement, including the loss or departure of officers or other employees of Broadcom or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative development (or potential negative development) in Broadcom’s relationships with any of its customers, suppliers, distributors or other business partners, (B) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof or other force majeure events; except, in the case of this clause (B), to the extent that such events (individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (C) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC or changes in applicable Law; except, in the case of this clause (C), to the extent that such changes (individually or in the aggregate) disproportionately affect Broadcom and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries, geographies, and markets in which Broadcom operates, (D) any action or inaction contemplated by the Acquisition Agreement or taken or not taken at the request of an Avago Party, (E) any Proceeding brought or threatened by shareholders of Broadcom or shareholders of Avago (whether on behalf of Broadcom, Avago or otherwise) asserting allegations of breach of fiduciary duty relating to the Acquisition Agreement or violations of securities Laws in connection with Broadcom Disclosure Documents or Avago Disclosure Documents or otherwise arising out of or relating to the Acquisition Agreement or any of the Transactions and the transactions contemplated under the Acquisition Agreement, (F) any action or inaction required to comply with the rules and regulations of the SEC or the SEC comment process, in each case, in connection with any Broadcom Disclosure Document or Avago Disclosure Document, (G) any decrease in the market price or trading volume of the Broadcom Common Shares (it being understood that the underlying causes of such decrease may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), (H) any failure by Broadcom to meet any projections, forecasts or revenue or earnings predictions, or any predictions or expectations of Broadcom or of any securities analysts (it being understood that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise expressly excluded under this proviso), or (I) the failure of Avago to consent to any of the actions proscribed in Section 6.1(b) of the Acquisition Agreement where such failure to consent would be unreasonable, shall also be excluded from the determination of a Company Material Adverse Effect. Capitalized terms used in the definition of Company Material Adverse Effect (other than the terms “Acquisition Agreement” and “Company Material Adverse Effect”) shall have the meaning given to them in the Acquisition Agreement.

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization (including amortization of Capitalized Software Expenditures and amortization of deferred financing fees or costs),

(iv) other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi) the amount of payments made to option holders, stock holders or restricted stock unit holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents,

(vii) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing (provided, in each case, that if there are any collections in respect of such losses or discounts in any future period, the collections in respect thereof shall be subtracted from Consolidated EBITDA),

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix) any costs or expenses incurred by Holdings (or any of its direct or indirect parent companies), the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests),

(x) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, plus

(b) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Effective Date (including actions initiated prior to the Effective Date) and (ii) with respect to any other Specified Transaction, any restructuring, cost saving initiative or other initiative, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably quantifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period;

less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings, the Borrower or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders).

For purposes of determining the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio with respect to any period including a fiscal quarter ended on or prior to the Effective Date, Consolidated EBITDA will (subject to the preceding clauses (I) and (II) with respect to acquisitions, Dispositions and designations of Unrestricted Subsidiaries or Restricted Subsidiaries after the Effective Date) be deemed to be equal to (i) for the fiscal quarter ended February 1, 2015, $1,475,064,000 (ii) for the fiscal quarter ended May 3, 2015, $1,486,887,000, (iii) for the fiscal quarter ended August 2, 2015, $1,547,600,000 and (iv) for the fiscal quarter ended November 1, 2015, $1,597,300,000

“Consolidated First Lien Debt” means the amount of Consolidated Total Debt under the Loans and under any Incremental Loan and the amount of Consolidated Total Debt that is secured by any of the Collateral on an equal or super priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations.

“Consolidated Interest Expense” means the sum of (a) the amount of cash dividends or distributions by Holdings used to pay any cash interest expense in respect of any notes of the Parent plus (b) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings, the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (excluding any Non-Recourse Indebtedness incurred under Section 6.01(a)(viii)), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) the accretion or accrual of discounted liabilities during such period, (iii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iv) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (v) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, and (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP. For purposes of determining the Interest Coverage Ratio with respect to any period including a fiscal quarter ended on or prior to the Effective Date, Consolidated Interest Expense will be deemed to be equal to (i) for the fiscal quarter ended February 1, 2015, $137,325,275, (ii) for the fiscal quarter ended May 3, 2015, $137,651,737, (iii) for the fiscal quarter ended August 2, 2015, $138,005,150 and (iv) for the fiscal quarter ended November 1, 2015, $138,317,525.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) Transaction Costs (including any charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the Transactions),

(d) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Holdings, the Borrower or a Restricted Subsidiary thereof during such period,

(e) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(h) all Non-Cash Compensation Expenses,

(i) any income (loss) attributable to deferred compensation plans or trusts,

(j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by Holdings, the Borrower or any Restricted Subsidiary in respect of such investment),

(k) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(l) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(o) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities, and

(p) solely for the purpose of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to Holdings, the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder.

“Consolidated Secured Debt” means Consolidated Total Debt that is secured by a Lien on any Collateral.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Debt” means the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations and third party Indebtedness obligations evidenced by notes or similar instruments and, without duplication, Receivables Guarantees, in each case of Holdings, the Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, (a) any amounts of Non-Recourse Indebtedness incurred under Section 6.01(a)(viii) and (b) the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition or other Investment).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings, the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Corporate U.S. Subsidiary” means any direct or indirect Domestic Subsidiary that is a corporation for U.S. federal income tax purposes.

“Corresponding Liabilities” means the Secured Obligations of each Loan Party, but excluding its Parallel Liability.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (or with respect to any refinancing of the Revolving Credit Facility, the commitments under the refinancing Indebtedness do not exceed the commitments in respect of the Refinanced Debt) (plus any premium, accrued interest and fees and expenses (including any original issue discount and upfront fees) incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature, in the case of (x) any Credit Agreement Refinancing Indebtedness in respect of the Term Loans, earlier than or have a Weighted Average Life to Maturity shorter than the Refinanced Debt (or, with respect to any notes constituting Credit Agreement Refinancing Indebtedness, will not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in the redemption of such notes prior to the maturity date of the Refinanced Debt) and (y) in the case of any Credit Agreement Refinancing Indebtedness in respect of the Revolving Commitments, earlier than the Revolving Maturity Date (and there shall be no scheduled commitment reductions or scheduled amortization payments under such Credit Agreement Refinancing Indebtedness prior to the Revolving Maturity Date), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (1) is not secured by any assets not securing the Secured Obligations and (2) is subject to the relevant Intercreditor Agreement(s) and (e) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (as determined by the Borrower in good faith) (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date in effect immediately prior to such refinancing or (y) terms to the extent such terms are more favorable to the existing Lenders than comparable terms existing in the Loan Documents and such terms are incorporated, in consultation with the Administrative Agent, into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender), which incorporation may be accomplished without further amendment or consent requirements) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (1) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) only applicable after the Latest Maturity Date in effect immediately prior to such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as Administrative Agent may agree) prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period (or such shorter period) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Cure Amount” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within one Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, after the Effective Date, (i) become the subject to any Bankruptcy Event, (ii) had appointed for it a receiver, liquidator, examiner, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Holdings, the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(1).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date in effect at the time of issuance of such Equity Interest; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing to the Lead Arrangers prior to May 28, 2015, (ii) those Persons who are competitors of the Borrower, the Target, and each of their respective Subsidiaries that are separately identified in writing by the Borrower and posted to the Lenders on the Platform or another similar electronic system from time to time and (iii) in the case of clauses (i) and (ii) above, any of such Person’s Affiliates (other than bona fide debt fund affiliates) that are either (y) identified in writing (including by email) by the Borrower and posted to the Lenders on the Platform or another similar electronic system from time to time or (z) clearly identifiable on the basis of such Affiliate’s name. The list of Disqualified Lenders shall be made available to the Lenders on the Platform or another similar electronic system.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in dollars, the principal amount thereof then outstanding (or in which such participation is held); and

(b) with respect to any Loan denominated in euro, the principal amount thereof then outstanding converted to dollars in accordance with Section 1.07.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dutch Collateral Agreements” means the Dutch Deeds of Pledge of Shares and the Dutch Security Agreements.

“Dutch Deed of Pledge of Shares” means each of the deeds of pledge of shares governed by Dutch law over, inter alia, the present and future shares in any Subsidiary incorporated under the laws of the Netherlands.

“Dutch Security Agreement” means the security agreement between each Subsidiary incorporated under the laws of The Netherlands as pledgor and the Collateral Agent as pledgee governed by Dutch law creating a right of pledge over the Collateral described therein.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(c) with respect to any fiscal year of Holdings, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(c), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 2.60 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 2.10 to 1.00 but less than or equal to 2.60 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 2.10 to 1.00, 0% of Excess Cash Flow for such fiscal year.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Date Refinancing” means, collectively, (i) the repayment or other discharge of the Existing Credit Agreement Indebtedness, the termination of any commitments to lend under the credit agreements described in the definition of Existing Credit Agreement Indebtedness and the termination and/or release of any security interests and guarantees in connection therewith and (ii) the repayment, repurchase or other discharge (including by way of a tender offer) of the Existing Target Notes, other than any Remaining Target Notes.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate for a one-month period or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the LIBO Rate for a one-month period or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (including the Borrower or any of its Affiliates), in each case, that is legally entitled to deliver an IRS form and other documentation, as applicable, described in either Section 2.17(e)(i)(A) or Section 2.17(e)(i)(B)(1) through (4) pursuant to Requirements of Law in effect on the date of such assignment; provided that, an Eligible Assignee shall not include (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) a Defaulting Lender, (iii) subject to the second and third sentence of Section 9.04(i), a Disqualified Lender, (iv) Holdings or any Subsidiary except as permitted under Section 9.04(f) or (v) any Affiliated Lender except as permitted under Section 9.04(f).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means common law and all treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety to the extent applicable or relevant to Holdings, the Borrower or any of its Subsidiaries or to their operations or properties.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests or shares in an exempted or a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Plans under Sections 4041 or 4041A of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Insolvency Regulation” has the meaning assigned to such term in Section 3.20.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii) decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period, and

(iv) an amount equal to the aggregate net non-cash loss on dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less:

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (o) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of Holdings, the Borrower or the Restricted Subsidiaries,

(iii)(x) the aggregate amount of all voluntary and mandatory principal payments, redemptions and repurchases of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) the sum of all scheduled payments of principal of Indebtedness made in cash and (3) the amount of any mandatory prepayment of Consolidated First Lien Debt to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase (but excluding, in each case, (A) all prepayments of Term Loans other than pursuant to clause (3) above, (B) all prepayments of revolving loans except to the extent there is an equivalent permanent reduction in revolving commitments in connection therewith, other than prepayments of Revolving Loans, Swingline Loans or Other Revolving Loans hereunder made during such period and (C) all voluntary prepayments of Consolidated First Lien Debt)), in each case except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries or the issuance of Equity Interests and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue for such period,

(vi) cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and the Restricted Subsidiaries (other than Indebtedness or items for which an accrual or reserve was established in such period or a prior period, as applicable, in each case, to the extent such payments, accruals and reserves are not expensed during such period or are not deducted in calculating Consolidated Net Income), except to the extent financed with the proceeds of long-term Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement, to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings, the Borrower or the Restricted Subsidiaries,

(viii) the amount of dividends and distributions paid in cash during such period not prohibited by this Agreement, to the extent that such dividends and distributions were financed with internally generated cash flow of Holdings, the Borrower or the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,

(x) without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) to the extent set forth in the Compliance Certificate for the period ending simultaneously with such Test Period, the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by Holdings, the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (1) and (2) relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or Capital Expenditures (including Capitalized Software Expenditures or other purchases of intellectual property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the subsequent Test Period); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such Test Period is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period, and

(xi) the amount of taxes (including penalties and interest) (including distributions to any Parent Entity in respect of taxes to the extent permitted under Sections 6.08(a)(vi)(A), 6.08(a)(vi)(C), 6.08(a)(vi)(H) or 6.08(a)(xii)) paid in cash and/or tax reserves (including distributions to any Parent Entity in respect of taxes to the extent permitted under Sections 6.08(a)(vi)(A), 6.08(a)(vi)(C), 6.08(a)(vi)(H) or 6.08(a)(xii)) set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” means (a) any fee-owned real property with a fair market value of less than $50,000,000 as determined on the Effective Date for existing real property and on the date of acquisition for after acquired real property, (b) all leasehold interests in real property (and, for the avoidance of doubt, in no event shall landlord lien waivers, estoppels and collateral access letters be required to be delivered with respect to any such leasehold interests in real property), (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of the applicable jurisdiction), (d) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority (which consent or approval has not been obtained), (e) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than any Loan Party or any wholly-owned Subsidiary), the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than wholly-owned Restricted Subsidiaries, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences to Holdings or one of its subsidiaries as reasonably determined by either Borrower Party in consultation with the Administrative Agent, (g) any intent-to-use trademark application prior to the filing and acceptance by the United States Patent and Trademark Office of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (h) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party or any wholly-owned Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of the applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of the applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (i) in excess of 65% of the voting Equity Interests (including for this purpose any voting debt security or other voting instrument that is treated as equity of the issuer for U.S. federal income tax purposes) of (A) any Restricted CFC or (B) any FSHCO, in each case, to the extent a security interest in such Equity Interests would result in material adverse tax consequences to Holdings or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (j) receivables and related assets (A) sold to any Receivables Subsidiary or (B) otherwise pledged in connection with any Permitted Receivables Financing, and (k) any Principal Property (or income or profits therefrom). Other assets shall be deemed to be “Excluded Assets” if the Administrative Agent and the Borrower Parties reasonably agree that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral.

“Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.01(a), (b) each Unrestricted Subsidiary, (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited or restricted by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Loan Document Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Holdings or one of its subsidiaries (as reasonably determined by either Borrower Party in consultation with the Administrative Agent), (e) any Restricted CFC, any FSHCO and any subsidiary of a Restricted CFC or FSHCO, in each case, to the extent the providing of a guarantee would result in material adverse tax consequences to Holdings or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (f) any other Subsidiary excused from becoming a Loan Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (g) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by either Borrower Party from time to time, (h) any Receivables Subsidiary and (i) any Foreign Subsidiary of Holdings for which the providing of a guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such subsidiary’s officers, directors or managers.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for as long as, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 7.03 hereof and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized, incorporated or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in or (ii) any jurisdiction as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned of an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(e), (c) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19, any U.S. federal withholding Taxes imposed pursuant to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (d) any Tax imposed pursuant to FATCA.

“Existing Credit Agreement Indebtedness” means the principal, interest, fees and other amounts, other than contingent obligations not due and payable, outstanding under (i) that certain Credit Agreement, dated as of May 6, 2014, among Avago Technologies Finance Pte. Ltd., Avago Technologies Cayman Ltd., Avago Technologies Holdings Luxembourg S.à r.l., the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent, and (ii) that certain Credit Agreement, dated as of November 19, 2010, among Target, the lenders party thereto, and Bank of America, N.A., as administrative agent, as amended by the First Amendment to Credit Agreement, dated as of October 31, 2011, and as further amended by the Second Amendment to Credit Agreement, dated as of July 31, 2014.

“Existing Letter of Credit” means each letter of credit previously issued for the account of, or for the benefit of Holdings, the Borrower or any other Subsidiary that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01(b).

“Existing Target Notes” means, collectively, Target’s (i) 2.375% Senior Notes due 2015 issued pursuant to the First Supplemental Indenture, dated as of November 1, 2010, between Target and Wilmington Trust FSB, (ii) 2.700% Senior Notes due 2018 issued pursuant to the Second Supplemental Indenture, dated as of November 9, 2011, between Target and Wilmington Trust, National Association, (iii) 2.500% Senior Notes due 2022 issued pursuant to the Third Supplemental Indenture, dated as of August 16, 2012, between Target and Wilmington Trust, National Association, (iv) 3.500% Senior Notes due 2024 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Target and Wilmington Trust, National Association, and (v) 4.500% Senior Notes due 2034 issued pursuant to the Fourth Supplemental Indenture, dated as of July 29, 2014, between Target and Wilmington Trust, National Association.

“Facilities” means the Term Facilities and the Revolving Credit Facility.

“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such current Sections of the Code (or any such amended or successor version described above) and any Requirements of Law implementing any such intergovernmental agreements.

“FCPA” has the meaning assigned to such term in Section 3.17(b).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“FEMA” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Financial Covenants” has the meaning assigned to such term in Section 7.02.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, director of treasury, controller or other similar officer of such Person or, in the absence of the foregoing, a director, manager or similar officer of such Person.

“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit P, entered into among the Collateral Agent, the Loan Parties and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank equal in priority to the Liens securing the Secured Obligations, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“First Lien/Second Lien Intercreditor Agreement” means a First Lien/Second Lien Intercreditor Agreement, substantially in the form of Exhibit Q, entered into among the Collateral Agent, the Loan Parties and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that rank junior in priority to the Liens securing the Secured Obligations, with such modifications thereto as the Administrative Agent and the Borrower may reasonably agree.

“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date minus unrestricted cash and cash equivalents of Holdings, the Borrower and the Restricted Subsidiaries to (b) Consolidated EBITDA for the Test Period as of such date.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(f).

“Foreign Subsidiary” means any Subsidiary that is organized and/or incorporated under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” means any direct or indirect Domestic Subsidiary of a Corporate U.S. Subsidiary that has no material assets other than Equity Interests in one or more Restricted CFCs.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Holdings, the Borrower or the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower, Holdings or Parent has elected to report under IFRS as in effect from time to time, “GAAP” shall mean generally accepted accounting principles pursuant to IFRS.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or any Excluded Swap Obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer of the Borrower. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.

“Guarantors” means Holdings and the Subsidiary Loan Parties; provided that each Borrower Party shall be a “Guarantor” with respect to the Loan Document Obligations of each other Borrower Party.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(2).

“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a).

“Incremental Cap” means, as of any date of determination, (a) a Dollar Amount equal to the greater of (x) $6,000,000,000 and (y) Consolidated EBITDA for the last four fiscal quarters ended prior to such date for which financial statements have been provided at such date (the “Capped Incremental Amount”), plus (b) all voluntary prepayments of the Term Loans pursuant to Section 2.11(a) made prior to such date (other than any such prepayments with the proceeds of long-term Indebtedness) and voluntary prepayments of Revolving Loans made pursuant to Section 2.11(a) made prior to such date (other than any such prepayments with the proceeds of long-term Indebtedness) to the extent accompanied by a corresponding, permanent reduction in the Revolving Commitments pursuant to

Section 2.08; provided, however, that in the case of any prepayment made pursuant to Section 2.11(a)(ii), the amount included in the calculation of the Incremental Cap pursuant to this clause (b) shall be limited to the amount actually paid in order to consummate such prepayment (the “Voluntary Prepayment Incremental Amount”), plus (c) the maximum aggregate principal amount that can be incurred without causing the First Lien Leverage Ratio, after giving effect to the incurrence of any Incremental Loans or Incremental Equivalent Debt (which (1) shall assume that all such Indebtedness is Consolidated First Lien Debt, (2) in the case of all Incremental Revolving Commitments, that such Commitments are fully drawn and (3) shall not include the proceeds of such Incremental Loans or Incremental Equivalent Debt in calculating unrestricted cash and cash equivalents) and the use of proceeds thereof, on a Pro Forma Basis, to exceed 3.00:1.00 for the most recent Test Period then ended (the “Ratio Incremental Amount”) (subject to the Limited Condition Acquisition Proviso in connection with any Permitted Acquisition or permitted Investment that constitutes an acquisition (other than an intercompany Investment)); provided that (a) all Incremental Facilities shall be incurred under (x) the Voluntary Prepayment Incremental Amount prior to the Ratio Incremental Amount and the Capped Incremental Amount and (y) the Ratio Incremental Amount prior to the Capped Incremental Amount and (b) loans may be incurred under the Capped Incremental Amount, the Ratio Incremental Amount and the Voluntary Prepayment Incremental Amount, and proceeds from any such incurrence under the Capped Incremental Amount, the Ratio Incremental Amount and the Voluntary Prepayment Incremental Amount may be utilized in a single transaction by first calculating the incurrence under the Ratio Incremental Amount (without inclusion of any amounts to be utilized pursuant to the Capped Incremental Amount or Voluntary Prepayment Incremental Amount) and then calculating the incurrence under the Capped Incremental Amount and Voluntary Prepayment Incremental Amount, as applicable.

“Incremental Equivalent Debt” means Indebtedness incurred pursuant to Section 6.01(a)(xxii).

“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Loan” means Incremental Revolving Loans and Incremental Term Loans.

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” means Revolving Loans made by one or more Lenders to the Borrower pursuant to their Incremental Revolving Commitments. Incremental Revolving Loans may only be made in the form of additional Revolving Loans.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.20, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term A Loan” means Incremental Term Loans made by the Term A Lenders.

“Incremental Term B Loan” means Incremental Term Loans made by the Term B Lenders.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) monetary obligations arising under supply or consignment agreements, in each case of clause (x) and this clause (y), not overdue by more than 90 days or are being contested in good faith by appropriate proceedings and for which reasonable reserves are being maintained and (z) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations under any Swap Agreement (with the amount of any such obligations at any time being equal to the maximum aggregate amount such Person (after giving effect to any netting agreements) would be required to pay if such Swap Agreement were terminated at such time (the “Swap Termination Amount”)); provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any Parent Entity appearing on the balance sheet of Holdings solely by reason of push down accounting under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means (a) the Confidential Information Memorandum dated July, 2015 relating to the Loan Parties and the Facilities and (b) the Confidential Information Memorandum dated November, 2015 relating to the Loan Parties and the Facilities.

“Intellectual Property” has the meaning assigned to such term in the U.S. Collateral Agreement.

“Intercompany Note” means an Intercompany Note among Holdings, the Borrower Parties and the Restricted Subsidiaries party thereto, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Intercreditor Agreements” means any First Lien Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.

“Interest Election Request” means a request by a Borrower Party to convert or continue a Borrowing in accordance with Section 2.07, which request shall be in a form reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the fifteenth day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months or such other shorter period as the applicable Borrower Party may elect), provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided further that with respect to any Interest Period, commencing on the Effective Date, the applicable Borrower Party may elect that such Interest Period end on the 15th day of such calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer of the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of the Borrower.

“Irish Collateral Agreements” means (a) the mortgages over shares granted in favor of the Collateral Agent in respect of the shares in each Irish Subsidiary Loan Party and (b) the debenture entered into by each Irish Subsidiary Loan Party and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Irish Companies Act” means the Companies Act 2014 of Ireland (as may be amended from time to time).

“Irish Subsidiary Loan Party” means a Subsidiary Loan Party incorporated under the laws of Ireland.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Bank of America, N.A., (b) solely in respect of any Existing Letter of Credit, the Lender that is the issuer thereof, and (c) each additional Lender that shall at any time have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit). Notwithstanding anything else to the contrary and for the avoidance of doubt, any Issuing Bank (other than Bank of America, N.A. and each Lender that becomes an Issuing Bank pursuant to Section 2.05(j)) that has issued Existing Letters of Credit shall have no obligation to issue any Standby Letter of Credit or Trade Letter of Credit or to amend, extend, increase or modify any Existing Letter of Credit.

“Joint Bookrunners” means (a) with respect to the Term A Facility, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and (b) with respect to the Term B Facilities and the Revolving Credit Facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means any Indebtedness (other than any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary) that is contractually subordinated in right of payment to the Loan Document Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Loan, any Incremental Loan or any Other Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit remaining available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arrangers” means (a) with respect to the Term A Facility, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, and (b) with respect to the Term B Facilities and the Revolving Credit Facility, Bank of America, N.A., Deutsche Bank Securities Inc., Barclays Bank PLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC.

“Lenders” means the Term A Lenders, the Term B Lenders, the Revolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Where the context requires, “Lender” includes each Issuing Bank and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate; provided, that such Lender, such Affiliate or domestic or foreign branch of such Lender or such Affiliate is legally entitled to deliver an IRS form and other documentation, as applicable, described in either Section 2.17(e)(i)(A) or Section 2.17(e)(i)(B)(1) through (4) with respect to such Lending Office pursuant to Requirements of Law in effect at the time such Lender designates such Lending Office. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit (a “Standby Letter of Credit”) or trade letter of credit (a “Trade Letter of Credit”) issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 2.05.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“LIBO Rate” means, (i) with respect to any Eurocurrency Borrowing denominated in dollars for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, and (ii) with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, the rate per annum equal to LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, in each case, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the LIBO Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment that constitutes an acquisition (other than an intercompany Investment) by the Borrower or a Restricted Subsidiary whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Proviso” has the meaning assigned to such term in Section 1.08.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower Parties of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, judicial management, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower Parties under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, judicial management, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower Parties under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, judicial management, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, the Guarantee Agreement, the Collateral Agreements, any Intercreditor Agreement, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Modification Agreement” means a Loan Modification Agreement, in form reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Loan Modification Offer” has the meaning assigned to such term in Section 2.24(a).

“Loan Parties” means Holdings, the Borrower Parties and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to a Borrower Party pursuant to this Agreement.

“Luxco Borrower” has the meaning assigned to such term in the preamble hereto.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Guarantors” has the meaning assigned to such term in Section 9.20(b).

“Luxembourg Pledge Agreement” means:

(a) the share pledge agreement, governed by Luxembourg law, over, inter alia, the present and future shares in the Luxco Borrower;

(b) the share pledge agreements, governed by Luxembourg law, over, inter alia, the present and future shares in any Subsidiary organized under the laws of Luxembourg;

(c) the account pledge agreements, governed by Luxembourg law, over the present and future Luxembourg bank accounts of any Subsidiary;

(d) the receivables pledge agreement, governed by Luxembourg law, over, inter alia, the Luxembourg receivables held by the Luxco Borrower against any member of the group of companies to which the Luxco Borrower belongs; and

(e) the receivables pledge agreements, governed by Luxembourg law, over, inter alia, the Luxembourg receivables held by any Subsidiary against any member of the group of companies to which the Luxco Borrower belongs, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Luxembourg RCS Act” has the meaning assigned to such term in Section 9.20.

“Majority Facility Lenders” means, as the context may require, with respect to any Facility or Class, the holders of more than 50% of the aggregate unpaid principal amount of the Term A Loans, the Term B-1 Dollar Loans, the Term B-1 Euro Loans, the Term B-2 Loans and/or the Term B Loans or the Aggregate Revolving Credit Exposure, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Aggregate Revolving Commitments).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower Parties and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means (without duplication) Indebtedness for borrowed money (other than the Loan Document Obligations and any intercompany indebtedness), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and bank guarantees, or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Restricted Subsidiaries, in each case, in an aggregate principal amount exceeding $300,000,000; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement shall be equal to any Swap Termination Amount for Holdings, the Borrower or such Restricted Subsidiary, as applicable.

“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of Holdings for such quarter; provided that solely for purposes of Section 7.01(h) and Section 7.01(i) each such Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Merger Subs” means Buffalo CS Merger Sub, Inc., a California corporation, and Buffalo UT Merger Sub, Inc., a California corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be substantially in the form of Exhibit O with such modifications as may be required by local laws.

“Mortgaged Property” means each parcel of real property (other than Excluded Assets) and the improvements thereon owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Section 4.01(f) (if any) or 5.11, 5.12 or 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA with respect to which any Loan Party or any ERISA Affiliate has, or could reasonably be expected to have any liability (whether actual or contingent).

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any determination by the Borrower that Taxes estimated to be payable are not payable and any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of the estimated Taxes not payable or such reduction, as applicable.

“New Project” means (x) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to Holdings and the Restricted Subsidiaries.

“Non-U.S. Lender” has the meaning assigned to such term in Section 2.17(e)(i)(B).

“Not Otherwise Applied” means, with reference to the Available Amount, the Starter Basket or the Available Equity Amount, as applicable, that such amount was not previously applied pursuant to Section 6.04(n), 6.08(a)(vii) or 6.08(b)(iv).

“Notice of Intent to Cure” means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, with respect to each period of four consecutive fiscal quarters for which a Cure Right will be exercised, within ten days after the date the Compliance Certificate required under Section 5.01(c) has been delivered (or was required to have been delivered) with respect to the most recent end of such period of four consecutive fiscal quarters, which certificate shall contain a description of the applicable Event of Default and notice of intent to cure such Event of Default through the exercise of the Cure Right as contemplated in Article VII.

“OFAC” has the meaning assigned to such term in Section 3.17(c).

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any exempted or limited liability company, the certificate or articles of incorporation, formation or organization and memorandum and articles of association or operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Commitments” means, collectively, the Other Revolving Commitments and the Other Term Commitments.

“Other Loans” means, collectively, the Other Revolving Loans and the Other Term Loans.

“Other Revolving Commitments” means one or more Classes of revolving commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means one or more Classes of revolving Loans that result from a Refinancing Amendment.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parallel Liability” means a Loan Party’s undertaking pursuant to Section 9.17 hereto and Section 5.14 of the Guarantee Agreement.

“Parent” means Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore, which shall be renamed Broadcom Limited on or after the Effective Date.

“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C)(1).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means an Acquisition Transaction; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c), (d) and (e) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.15 (including, for the avoidance of doubt, the second sentence thereof) or is otherwise an Excluded Subsidiary) and (d) subject to the Limited Condition Acquisition Proviso, after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing.

“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (c) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments; provided that, if the applicable new financial maintenance covenant is a “springing” financial maintenance covenant for the benefit of revolving credit loans or commitments, such financial maintenance covenant shall be automatically included in this Agreement only for the benefit of Revolving Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments (and not for the benefit of any Term Loans hereunder) or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer).

“Permitted Cure Securities” means any Equity Interests in Holdings or any Parent Entity other than Disqualified Equity Interests.

“Permitted Encumbrances” means:

(a) Liens for taxes or other governmental charges that (i) are not overdue for a period of more than 30 days or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) Liens imposed or preferred by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;

(e) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings, the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(i) Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by Holdings or any of the Restricted Subsidiaries;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) any covenants not to assert under Intellectual Property, (ii) non-exclusive licenses and sublicenses of Intellectual Property or other general intangibles, and (iii) exclusive licenses and sublicenses of Intellectual Property or other general intangibles, in each case, in the ordinary course of business and that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole; and

(l) any security interest or set-off arrangements entered into in the ordinary course of banking arrangements, which arise from the general banking conditions (algemene bankvoorwaarden).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on an equal priority basis (but without control of remedies) with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and, if applicable, the First Lien/Second Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holdings Debt” has the meaning assigned to such term in Section 6.01(a)(xviii).

“Permitted Investments” means any of the following, to the extent owned by Holdings or any Restricted Subsidiary:

(a) dollars, euro, pounds, Australian dollars, Canadian dollars, Yuan, Israeli new shekels, Indian rupees or such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;

(f) marketable short-term money market and similar highly liquid funds maintained with financial institutions either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized or incorporated in such jurisdiction;

(j) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized or incorporated and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.

“Permitted Junior Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior basis with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien/Second Lien Intercreditor Agreement. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Non-Cash Disposition” has the meaning assigned to such term in Section 6.05(j).

“Permitted Receivables Financing” means, any term securitizations, other receivables securitizations or other similar financings (including any factoring program), in each case in an amount not to exceed the greater of $500,000,000 and 8% of Consolidated EBITDA for the last Test Period and that are non-recourse to Holdings and the Restricted Subsidiaries (except for (x) any limited recourse that is customary in the relevant local market, (y) any customary performance undertaking or Guarantee (not constituting a guarantee of Indebtedness) provided by Holdings or the Borrower or to the extent applicable only to non-Loan Parties, that is customary in the relevant local market or (z) any unsecured parent Guarantee (a “Receivables Guarantee”) by Holdings, the Borrower or a Restricted Subsidiary and

in each case, reasonable extensions thereof); provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than Holdings, the Borrower or a Restricted Subsidiary).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed (x) the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended plus (y) with respect to any refinancing of revolving commitments, an additional amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under the agreement governing such Indebtedness immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and this Agreement and such drawing shall be deemed to have been made plus (z) an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including any original issue discount and upfront fees) incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is not secured by a Lien on any assets other than the collateral securing the Indebtedness being modified, refinanced, refunded, renewed or extended (and if secured, is secured on a pari passu or junior basis with the Indebtedness being modified, refinanced, refunded, renewed or extended), (e) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), (a)(xxii) or (a)(xxv), (i) the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are, taken as a whole, not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may agree) prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period (or such shorter period) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (ii) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iii) such Indebtedness is not secured by any Lien on any property or assets of Holdings, the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” has the meaning assigned to such term in Section 9.04(i)(ii).

“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Equity Interests” has the meaning assigned to such term in the U.S. Collateral Agreement.

“Post-Closing Guarantors” means (i) Avago Technologies Limited, (ii) Broadcom Singapore Technologies Pte. Ltd., (iii) Broadcom Singapore Pte. Ltd., (iv) Broadcom Asia Distribution Pte. Ltd. and (v) Broadcom International Pte. Ltd.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such Specified Transaction is consummated.

“Prepayment Event” means:

(a) any sale, transfer or other Disposition of any property or asset of Holdings or any Restricted Subsidiary pursuant to Section 6.05(i), Section 6.05(j), Section 6.05(k) and Section 6.05(m) other than Dispositions resulting in aggregate Net Proceeds not exceeding $1,500,000,000 in the aggregate since the Effective Date and, thereafter, other than Dispositions resulting in aggregate Net Proceeds not exceeding $150,000,000 in the case of any single transaction or series of related transactions; or

(b) the incurrence by Holdings, the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Junior Refinancing Debt and Other Loans) or permitted by the Required Lenders pursuant to Section 9.02.

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Bank of America, N.A. as its prime rate in effect at its principal office in New York City, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” shall have the meaning given to such term in each of the agreements described in clauses (i) through (v) of the definition of “Existing Target Notes.”

“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included,

(ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the limitations set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 3.04(b).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Purchasing Borrower Party” means Holdings or any Subsidiary of Holdings.

“Qualified Equity Interests” means Equity Interests in Holdings or any Parent Entity other than Disqualified Equity Interests.

“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Ratings” means the applicable public ratings assigned to the senior secured, long-term indebtedness for borrowed money of the Borrower by a Ratings Agency.

“Ratings Agency” means Moody’s or S&P, as applicable.

“Ratio Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap.”

“Receivables Guarantee” has the meaning assigned to such term in the definition of “Permitted Receivables Financing.”

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary of such Special Purpose Entity.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Holdings and the Borrower and (b) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Company” has the meaning given to that term in Section 2(10) of the Irish Companies Act.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, managers, officers, employees, trustees, agents, administrators, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.

“Removal Effective Date” has the meaning assigned to such term in Section 8.06(b).

“Remaining Target Notes” means any Existing Target Notes that remain uncancelled on the Effective Date in an aggregate amount not to exceed $150,000,000.

“Reorganization Transactions” means (i) those certain transactions undertaken for tax planning and reorganization purposes of Holdings and its Subsidiaries as set forth in that certain step plan prepared by Deloitte and delivered to the Administrative Agent and (ii) those certain actions undertaken for reorganization purposes of Holdings and its Subsidiaries (which at the time such actions are undertaken, shall be compliant with Section 6.03(a)(ii)) as set forth in a schedule delivered to the Administrative Agent prior to the Effective Date.

“Repricing Transaction” means (a) the incurrence by a Borrower Party of any Indebtedness in the form of term loans that is broadly marketed or syndicated to banks and other institutional investors (i) having an Effective Yield for the respective equivalent Type of such Indebtedness that is less than the Effective Yield for the Term B-1 Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with a Change in Control, initial public offering or Transformative Acquisition, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B-1 Loans, or (b) any effective reduction in the Effective Yield for the Term B-1 Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Change in Control, initial public offering or Transformative Acquisition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term B-1 Loans.

“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness (i) does not mature earlier than the Latest Maturity Date in effect immediately prior to incurrence or issuance of such Indebtedness (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than the Latest Maturity Date in effect immediately prior to incurrence of such loans) and (ii) does not have a Weighted Average Life to Maturity shorter than any outstanding Term Loans, (b) such Indebtedness does not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default or, if term loans, excess cash flow prepayments applicable to periods before the Latest Maturity Date) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date, (c) such Indebtedness is not guaranteed by any entity that is not a Loan Party, (d) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations, (ii) is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (e) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as Administrative Agent may agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period (or such shorter period) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Required Lenders” means, at any time, Lenders having Term Loans, Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the aggregate amount of the sum of the outstanding Term Loans and Aggregate Revolving Credit Exposure and unused Revolving Commitments at such time; provided that (a) Loans of any Affiliated Lender (other than Affiliated Debt Funds) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Loans and unused Commitments of each Defaulting Lender shall, in each case of clause (a) and (b), be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Credit Exposure and unused Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Credit Exposure of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, at any time, Term A Lenders having Term A Loans representing more than 50% of the aggregate amount of the sum of the outstanding Term A Loans at such time; provided that (a) Term A Loans of any Affiliated Lender (other than Affiliated Debt Funds) and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term A Loans of each Defaulting Lender shall, in each case of clause (a) and (b), be excluded for purposes of making a determination of Required Term A Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, director of treasury, secretary, or other similar officer, manager or a director of a Loan Party, including any individual designated by any of the foregoing officers or directors pursuant to a power of attorney, and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and (i) solely as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party and (ii) solely for purposes of notices given under Article II (x) any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or (y) any other officer or employees of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted CFC” means any direct or indirect Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and is a direct or indirect subsidiary of a Corporate U.S. Subsidiary.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower, any other Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(d).

“Revolving and Term B Loan Standstill Period” has the meaning assigned to such term in Section 7.01(d).

“Revolving Credit Borrowing” means (a) Revolving Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule 2.01(c), or in the Assignment and Assumption or the Incremental Facility Amendment pursuant to which such Lender shall have assumed or increased its Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $500,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and such Revolving Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Credit Facility” means the Revolving Commitments and any Incremental Revolving Commitments, the Revolving Loans and Incremental Revolving Loans made thereunder or any refinancing thereof.

“Revolving Lender” means the Persons listed on Schedule 2.01(c) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Revolving Loans or a Refinancing Amendment in respect of any Revolving Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Revolving Loan” means a Loan made pursuant to Section 2.01(c).

“Revolving Maturity Date” means February 1, 2021.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Safari” means Safari Cayman L.P., which shall be renamed Broadcom Cayman L.P. on or after the Effective Date.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which Holdings, the Borrower or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) any other Person that is designated by the Borrower in a written notice to the Administrative Agent in a form reasonably acceptable to the Administrative Agent; provided that the aggregate amount of Secured Cash Management Obligations owed to a Person designated pursuant to this clause (d), together with the Secured Swap Obligations owed to any Person designated under clause (d) of the definition of Secured Swap Obligations, shall not exceed $200,000,000 at any time.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date minus unrestricted cash and cash equivalents of Holdings, the Borrower and the Restricted Subsidiaries to (b) Consolidated EBITDA for the Test Period as of such date.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).

“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent, (c) each Person to whom any Secured Cash Management Obligations are owed, (c) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (d) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower, and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into or (d) any other Person that is designated by the Borrower in a written notice to the Administrative Agent substantially in a form reasonably acceptable to the Administrative Agent; provided that the aggregate amount of Secured Swap Obligations owed to a Person designated pursuant to this clause (d), together with the Secured Cash Management Obligations owed to any Person designated under clause (d) of the definition of Secured Cash Management Obligations, shall not exceed $200,000,000 at any time.

“Security Documents” means the Collateral Agreements, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Junior Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Singapore Collateral Agreements” means (a) the debentures entered into by any Loan Party organized under the laws of Singapore and the Collateral Agent, (b) the share charges governed by Singapore law and entered into by any Loan Party organized under the laws of Singapore and the Collateral Agent and (c) the share charges entered into by any Loan Party pledging the Equity Interests of any Subsidiary organized under the laws of Singapore and the Collateral Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D)(2).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” means (a) the Fair Value of the assets of Holdings and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities (including contingent and prospective Liabilities), (b) the Present Fair Saleable Value of the assets of Holdings and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities (including contingent and prospective Liabilities), (c) Holdings and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by Holdings and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the Latest Maturity Date, Holdings and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by Holdings and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Special Purpose Entity” means a direct or indirect subsidiary of Holdings, whose Organizational Documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Holdings and/or one or more Subsidiaries of Holdings.

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit H.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit I, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B)(2).

“Specified Representations” means the following: (a) the representations made by the Target with respect to the Target and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or its Affiliates) has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or the right to decline to consummate the Acquisition, in each case as a result of a breach of such representations in the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement), and (b) the representations and warranties of the Borrower Parties and Holdings set forth in Section 3.01, Section 3.02, Section 3.03(b)(i), Section 3.08, Section 3.15, Section 3.17(a) and Section 3.17(b), in each case, related to, the entering into, borrowing under, guaranteeing under, and performance of the Loan Documents and the granting of Liens in the Collateral, Section 3.14 and Section 3.19.

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standby Letter of Credit” has the meaning assigned to such term in the definition of “Letter of Credit.”

“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to (a) any Person (the “parent”) at any date, any corporation, exempted or limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; and (b) a Person incorporated or established under Dutch law, a “dochtermaatschappij” within the meaning of Section 2:24a of the Dutch Civil Code (regardless of whether the shares or voting rights on the shares in such company are held directly or indirectly through another “dochtermaatschappij”).

“Subsidiary” means any subsidiary of Holdings.

“Subsidiary Loan Party” means (a) each Subsidiary (other than the Borrower Parties) that is a party to the Guarantee Agreement and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the applicable Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).

“Successor Holdings” has the meaning assigned to such term in Section 6.03(a)(v).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“Swap Termination Amount” has the meaning assigned to such term in the definition of “Indebtedness”.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means (a) Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means Deutsche Bank Securities Inc.

“Target” means Broadcom Corporation, a California corporation.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, with respect to each applicable Term A Lender, the commitment of such Term A Lender to make a Term A Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term A Loan to be made by such Term A Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term A Lender pursuant to an Assignment and Assumption. The initial amount of each Term A Lender’s Term A Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term A Lender shall have assumed its Term A Commitment, as the case may be. As of the date hereof, the total Term A Commitment is $4,400,000,000.

“Term A Facility” means the Term A Loans and any Incremental Term A Loans or any refinancing thereof.

“Term A Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Term A Loans or a Refinancing Amendment in respect of any Term A Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term A Loan Borrowing” means Term A Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Term A Loan Maturity Date” means February 1, 2021.

“Term A Loans” means the term loans made by the Term A Lenders to a Borrower Party pursuant to Section 2.01(a) and any Incremental Term A Loans made by the Term A Lenders.

“Term A Ticking Fee Rate” means a rate per annum equal to 0.25% (or 0.30% if the Ratings are below BB+/Ba1 (it being understood that the last paragraph of the definition of “Applicable Rate” set forth herein shall be applicable, mutatis mutandis, to the determination of the Ratings for purposes hereof)).

“Term B Commitment” means, collectively, the Term B-1 Dollar Commitment, the Term B-1 Euro Commitment and the Term B-2 Commitment.

“Term B Facilities” means the Term B Loans and any Incremental Term B Loans or any refinancing thereof.

“Term B Lenders” means, collectively, the Term B-1 Dollar Lenders, the Term B-1 Euro Lenders and the Term B-2 Lenders.

“Term B Loan Borrowing” means Term B Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Term B Loans” means, collectively, the Term B-1 Dollar Loans, the Term B-1 Euro Loans and the Term B-2 Loans.

“Term B-1 Dollar Commitment” means, with respect to each applicable Term B-1 Dollar Lender, the commitment of such Term B-1 Dollar Lender to make a Term B-1 Dollar Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B-1 Dollar Loan to be made by such Term B-1 Dollar Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term B-1 Dollar Lender pursuant to an Assignment and Assumption. The initial amount of each Term B-1 Dollar Lender’s Term B-1 Dollar Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term B-1 Dollar Lender shall have assumed its Term B-1 Dollar Commitment, as the case may be. As of the date hereof, the total Term B-1 Dollar Commitment is $9,750,000,000.

“Term B-1 Dollar Lenders” means the Persons listed on Schedule 2.01(b) under the caption “Term B-1 Dollar Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term B-1 Dollar Loans, an Incremental Facility Amendment in respect of any Term B-1 Dollar Loans or a Refinancing Amendment in respect of any Term B-1 Dollar Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term B-1 Dollar Loans” means the term loans made by the Term B-1 Dollar Lenders to a Borrower Party pursuant to Section 2.01(b)(i) and any Incremental Term B Loans made in dollars by the Term B-1 Dollar Lenders.

“Term B-1 Dollar Ticking Fee Rate” means a rate per annum equal to (a) from the period commencing on December 14, 2015 through January 12, 2016, 50% of the Applicable Rate in respect of the Term B-1 Dollar Loans that are Eurocurrency Loans and (b) for the period from January 13, 2016 and thereafter, 100% of the Applicable Rate in respect of the Term B-1 Dollar Loans that are Eurocurrency Loans plus 0.75%.

“Term B-1 Euro Commitment” means, with respect to each applicable Term B-1 Euro Lender, the commitment of such Term B-1 Euro Lender to make a Term B-1 Euro Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B-1 Euro Loan to be made by such Term B-1 Euro Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term B-1 Euro Lender pursuant to an Assignment and Assumption. The initial amount of each Term B-1 Euro Lender’s Term B-1 Euro Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term B-1 Euro Lender shall have assumed its Term B-1 Euro Commitment, as the case may be. As of the date hereof, the total Term B-1 Euro Commitment is €900,000,000.

“Term B-1 Euro Lenders” means the Persons listed on Schedule 2.01(b) under the caption “Term B-1 Euro Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term B-1 Euro Loans, an Incremental Facility Amendment in respect of any Term B-1 Euro Loans or a Refinancing Amendment in respect of any Term B-1 Euro Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term B-1 Euro Loans” means the term loans made by the Term B-1 Euro Lenders to a Borrower Party pursuant to Section 2.01(b)(ii) and any Incremental Term B Loans made in euro by the Term B-1 Euro Lenders.

“Term B-1 Euro Ticking Fee Rate” means a rate per annum equal to (a) from the period commencing on December 18, 2015 through January 16, 2016, 50% of the Applicable Rate in respect of the Term B-1 Euro Loans that are Eurocurrency Loans and (b) for the period from January 17, 2016 and thereafter, 100% of the Applicable Rate in respect of the Term B-1 Euro Loans that are Eurocurrency Loans plus 0.75%.

“Term B-1 Facility” means the Term B-1 Loans and any Incremental Term B Loans or any refinancing thereof.

“Term B-1 Lenders” means, collectively, the Term B-1 Dollar Lenders and the Term B-1 Euro Lenders.

“Term B-1 Loan Borrowing” means Term B-1 Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Term B-1 Loan Dollar Borrowing” means Term B-1 Dollar Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Term B-1 Loan Euro Borrowing” means Term B-1 Euro Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Term B-1 Loan Maturity Date” means February 1, 2023.

“Term B-1 Loans” means, collectively, the Term B-1 Dollar Loans and the Term B-1 Euro Loans.

“Term B-2 Commitment” means, with respect to each applicable Term B-2 Lender, the commitment of such Term B-2 Lender to make a Term B-2 Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term B-2 Loan to be made by such Term B-2 Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term B-2 Lender pursuant to an Assignment and Assumption. The initial amount of each Term B-2 Lender’s Term B-2 Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term B-2 Lender shall have assumed its Term B-2 Commitment, as the case may be. As of the date hereof, the total Term B-2 Commitment is $500,000,000.

“Term B-2 Facility” means the Term B-2 Loans or any refinancing thereof.

“Term B-2 Lenders” means the Persons listed on Schedule 2.01(b) under the caption “Term B-2 Lenders” and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term B-2 Loans, an Incremental Facility Amendment in respect of any Term B-2 Loans or a Refinancing Amendment in respect of any Term B-2 Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Term B-2 Loan Borrowing” means Term B-2 Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Term Loans, as to which a single Interest Period is in effect.

“Term B-2 Loan Maturity Date” means February 1, 2017.

“Term B-2 Loans” means the term loans made by the Term B-2 Lenders to a Borrower Party pursuant to Section 2.01(b)(iii) and any Incremental Term B Loans by the Term B-2 Lenders.

“Term Facilities” means, collectively, the Term A Facility and the Term B Facilities.

“Term Loan Standstill Period” has the meaning assigned to such term in Section 7.01(d).

“Term Loans” means, collectively, the Term A Loans and the Term B Loans.

“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended November 1, 2015.

“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date minus unrestricted cash and cash equivalents of Holdings, the Borrower and the Restricted Subsidiaries to (b) Consolidated EBITDA for the Test Period as of such date.

“Trade Letter of Credit” has the meaning assigned to such term in the definition of “Letter of Credit.”

“Transaction Costs” has the meaning assigned to such term in the definition of the “Transactions.”

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Term A Loans and the Term B Loans on the Effective Date, (c) the effectiveness of the Revolving Commitments, (d) the Effective Date Refinancing, (e) the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Documents) and (f) the payment of the fees and expenses incurred in connection with any of the foregoing (the “Transaction Costs”).

“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Pledged Collateral (as defined in the U.S. Collateral Agreement) is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unrestricted Subsidiary” means any Subsidiary designated by Holdings or the Borrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date.

“U.S. Collateral Agreement” means the collateral agreement entered into by each Loan Party organized under the laws of the United States of America, any State thereof or the District of Columbia and any Loan Party pledging the Equity Interests of any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

“Voluntary Prepayment Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term B-1 Dollar Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term B-1 Dollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term B-1 Dollar Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term B-1 Dollar Loan Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Luxembourg Terms.

(a) Words in the English language used in this Agreement to describe Luxembourg law concepts only intend to describe such concepts and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

(b) Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to a Luxembourg entity, a reference to:

(i) a winding-up, administration, reorganisation or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally;

(ii) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(iii) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv) a person being unable to pay its debts includes that person being in a state of cessation de paiements;

(v) by-laws, constitutional documents, articles of incorporation or organization documents includes its up-to-date (restated) articles of association (statuts coordonnés); and

(vi) a director includes a gérant or an administrateur.

SECTION 1.05 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Parent or any Subsidiary at “fair value”, as defined therein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or (other than actual compliance with the Financial Covenants pursuant to Section 6.10) subsequent to such period and prior to or simultaneously with the event for which the calculation is made.

(c) Where reference is made to “Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of Holdings other than the Borrower and the Restricted Subsidiaries.

(d) In the event that Holdings or any of its direct or indirect parents elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, Holdings and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating Holdings’ financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdings, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of Holdings) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.

SECTION 1.06 Effectuation of Transactions. All references herein to Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.07 Currency Translation; Rates. (a) Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or

Disposition or Restricted Payment made at any time under such Sections. For the avoidance of doubt, if Holdings or the Borrower has made an election to utilize the Limited Condition Acquisition Proviso and any of the ratios or baskets for which compliance was determined or tested as such date are exceeded as a result of fluctuations in any such ratio or basket (other than as a result of usage of such basket), including due to fluctuations in Consolidated EBITDA of Holdings, the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will be deemed to not have been exceeded as a result of such fluctuations. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(b) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, except as expressly provided herein.

SECTION 1.08 Limited Condition Acquisition Proviso. Notwithstanding anything herein to the contrary, with respect to any Limited Condition Acquisition only, at the Borrower’s option, any First Lien Leverage Ratio, Secured Leverage Ratio, Total Leverage Ratio or Interest Coverage Ratio test required for consummation of such Limited Condition Acquisition shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any Indebtedness or Liens, or the making of any Investments, Restricted Payments, prepayments of subordinated or junior Indebtedness, Dispositions, fundamental changes or the designation of a Restricted Subsidiary or Unrestricted Subsidiary on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated; provided further that the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred (this sentence shall be referred to as the “Limited Condition Acquisition Proviso”).

SECTION 1.09 Irish Law Terms. In this Agreement, where it relates to an Irish Subsidiary Loan Party, a reference to “examinership” has the meaning given to it in the Irish Companies Act.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each applicable Term A Lender agrees to make a Term A Loan to the Borrower Parties on the Effective Date denominated in dollars in a principal amount not exceeding its Term A Commitment. Amounts repaid or prepaid in respect of Term A Loans may not be reborrowed other than pursuant to the Voluntary Prepayment Incremental Amount.

(b) Subject to the terms and conditions set forth herein, (i) each applicable Term B-1 Dollar Lender agrees to make a Term B-1 Dollar Loan to the Borrower Parties on the Effective Date denominated in dollars in a principal amount not exceeding its Term B-1 Dollar Commitment, (ii) each applicable Term B-1 Euro Lender agrees to make a Term B-1 Euro Loan to the Borrower Parties on the Effective Date denominated in euro in a principal amount not exceeding its Term B-1 Euro Commitment and (iii) each applicable Term B-2 Lender agrees to make a Term B-2 Loan to the Borrower Parties on the Effective Date denominated in Dollars in a principal amount not exceeding its Term B-2 Commitment. Amounts repaid or prepaid in respect of Term B Loans may not be reborrowed other than pursuant to the Voluntary Prepayment Incremental Amount.

(c) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment or the Aggregate Revolving Credit Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower Party may request in accordance herewith; provided that Swingline Loans shall be ABR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower Party to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) $500,000 and not less than $1,000,000 in the case of Loans denominated in dollars and (ii) €500,000 and not less than €1,000,000 in the case of Loans denominated in euro; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding (or such greater number as may be agreed to by the Administrative Agent).

(d) Notwithstanding any other provision of this Agreement, the Borrower Parties shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Term A Loan Maturity Date, the Term B-1 Loan Maturity Date, the Term B-2 Loan Maturity Date or the Revolving Maturity Date, as the case may be.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower Parties shall notify the Administrative Agent of such request by telephone or a Borrowing Request (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request) (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., San Francisco time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 8:00 a.m., San Francisco time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:

(i) the applicable Borrower Party;

(ii) whether the requested Borrowing is to be a Term A Loan Borrowing, a Term B-1 Loan Borrowing (and whether such Term B-1 Loan Borrowing is a Term B-1 Loan Dollar Borrowing or a Term B-1 Loan Euro Borrowing), a Term B-2 Loan Borrowing, a Revolving Credit Borrowing or a Borrowing of any other Class (specifying the Class thereof);

(iii) the aggregate amount of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower Party’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing, provided that Loans denominated in euro shall be Eurocurrency Loans and may not be converted to ABR Loans. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower Party shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $150,000,000, (ii) the Aggregate Revolving Credit Exposure exceeding the aggregate Revolving Commitments or (iii) any Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment; provided that the Swingline Lenders shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Upon the request of any Swingline Lender, the Administrative Agent shall inform such Swingline Lender of the aggregate amount of Swingline Loans then outstanding and the Aggregate Revolving Credit Exposure then outstanding.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 10:00 a.m., San Francisco time, on the day of the proposed Swingline Loan. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day), the applicable Swingline Lender and the amount of the requested Swingline Loan and the location and number of the account to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lenders of the details thereof. The applicable Swingline Lender shall make any Swingline Loan to be made by it available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 2:00 p.m., San Francisco time, on the requested date of such Swingline Loan.

(c) Any Swingline Lender may by written notice given to the Administrative Agent not later than 8:00 a.m., San Francisco time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans of such Swingline Lender outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Revolving Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, each Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02. Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by any Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and each Issuing Bank (in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05) agrees to issue, Letters of Credit for the account of the Borrower or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Restricted Subsidiary, denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Restricted Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, no later than five Business Days (or such shorter period as such Issuing Bank may agree in its sole discretion with respect to any issuance, amendment, renewal or extension) prior to the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), whether such Letter of Credit is a Standby Letter of Credit or a Trade Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the face amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit; provided that (i) each Trade Letter of Credit shall be payable at sight and (ii) no Trade Letter of Credit may be issued after the date that is 30 days prior to the Revolving Maturity Date. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $100,000,000, (ii) the Aggregate Revolving Credit Exposure will not exceed the aggregate Revolving Commitments and (iii) no Revolving Lender’s Revolving Credit Exposure will exceed Revolving Lender’s Revolving Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section. Upon the request of any Issuing Bank, the Administrative Agent shall inform such Issuing Bank of the aggregate LC Exposure then outstanding and the Aggregate Revolving Credit Exposure then outstanding. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; (iii) except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000; (iv) such Letter of Credit is to be denominated in a currency other than dollars; (v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder or (vi) any Lender is at that time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements, including the delivery of cash collateral (consistent with Section 2.05(i)), satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(c) Expiration Date. Each Standby Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such longer period as may be agreed by the applicable Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is three Business Days prior to the Revolving Maturity Date; provided that any Standby Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (but not to a date later than the date set forth in clause (ii) above, except to the extent such Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank and consistent with Section 2.05(i)), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal. Each Trade Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of issuance thereof and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or Section 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower and the Administrative Agent of such LC Disbursement and of the date and amount thereof and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 8:00 a.m., San Francisco time, on any Business Day, then 12:00 noon, San Francisco time, on the Business Day that the Borrower receives such notice or (ii) otherwise, 12:00 noon, San Francisco time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if the amount of such LC Disbursement is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.22. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of the Required Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date on which all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.22, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or such Letters of Credit have been backstopped, novated or cash collateralized in a manner that is in form and substance satisfactory to such Issuing Bank and consistent with Section 2.05(i). At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12. Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Borrower (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and each Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., San Francisco time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower Party by promptly remitting the amounts so received, in like funds, to an account of the applicable Borrower Party or, in the case of ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on the date of the proposed Borrowing in accordance with paragraph (a) of this Section and may (but shall not be required to), in reliance on such assumption, make available to the applicable Borrower Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower Party severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower Party to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the applicable Borrower Party, the interest rate applicable to ABR Loans. If the applicable Borrower Party and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower Party the amount of such interest paid by the applicable Borrower Party for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower Party shall be without prejudice to any claim the applicable Borrower Party or the Administrative Agent may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the applicable Borrower Party may elect to convert such Borrowing to a different Type (to the extent such Borrowing is denominated in dollars) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower Party may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower Party shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower Party were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower Party.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (solely to the extent such Borrowing is denominated in dollars) or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower Party shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower Party fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

(f) Notwithstanding the foregoing, no Eurocurrency Borrowing under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clauses (h) or (i) of Section 7.01 with respect to a Borrower Party is in existence.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated (i) the Term A Commitment shall terminate upon the funding of the Term A Loans on the Effective Date and (ii) the Term B Commitment shall terminate upon the funding of the Term B Loans on the Effective Date. The Revolving Commitments shall automatically terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of (i) $500,000 and not less than $1,000,000 in the case of Loans denominated in dollars and (ii) €500,000 and not less than €1,000,000 in the case of Loans denominated in euro.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative

Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier to occur of (A) the date that is 10 Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Loan Borrowing in any currency is made, the Borrower shall repay all Swingline Loans in such currency that were outstanding on the date such Borrowing was requested. Each Borrower Party, jointly and severally, hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower Parties to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower Parties to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower Parties to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower Parties shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.

SECTION 2.10 Amortization of Loans.

(a) Subject to adjustment pursuant to paragraph (d) of this Section, each Borrower Party, severally and jointly, agrees that it shall repay Term A Loan Borrowings in equal quarterly installments on the 15th day of each March, June, September and December (commencing with June 15, 2016), (i) for the first twelve quarters, an amount equal to 1.25% of the original aggregate principal amount of the Term A Loans on the Effective Date, (ii) for the succeeding four quarters, an amount equal to 2.50% of the original aggregate principal amount of the Term A Loans on the Effective Date, and (iii) thereafter until the Term A Loan Maturity Date, an amount equal to 18.75% of the original aggregate principal amount of the Term A Loans on the Effective Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b) Subject to adjustment pursuant to paragraph (d) of this Section, each Borrower Party, severally and jointly, agrees that it shall repay (i) Term B-1 Dollar Loan Borrowings in equal quarterly installments on the 15th day of each March, June, September and December (commencing with June 15, 2016), each of which shall be in an amount equal to 0.25% of the original aggregate principal amount of the Term B-1 Dollar Loans on the Effective Date and (ii) Term B-1 Euro Loan Borrowings in equal quarterly installments on the 15th day of each March, June, September and December (commencing with June 15, 2016), each of which shall be in an amount equal to 0.25% of the original aggregate principal amount of the Term B-1 Euro Loans on the Effective Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(c) To the extent not previously paid, (i) all Term A Loans shall be due and payable on the Term A Loan Maturity Date, (ii) all Term B-1 Loans shall be due and payable on the Term B-1 Loan Maturity Date and (iii) all Term B-2 Loans shall be due and payable on the Term B-2 Loan Maturity Date.

(d) Any prepayment of a Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(b) or 2.11(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, as directed by the Borrower (and absent such direction, in direct order of maturity).

SECTION 2.11 Prepayment of Loans.

(a) (i) The Borrower Parties shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the date that is six months after the Effective Date, the Borrower Parties (i) make any prepayment of Term B-1 Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Term B-1 Loans or (ii) effect any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Term B-1 Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B-1 Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Term B-1 Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1% of the aggregate amount of the applicable Term B-1 Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing and no proceeds of any Revolving Loans are used to consummate any prepayment pursuant to this clause (a)(ii), the Borrower Parties may prepay the outstanding Term Loans on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days (or such shorter period as the Administrative Agent may agree) shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Term Loan and/or Other Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis (but not for the avoidance of doubt, to each Class of Term Facilities), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than (x) $10,000,000 and whole increments of $1,000,000 in excess thereof in the case of Loans denominated in dollars and (y) €10,000,000 and whole increments of €1,000,000 in excess thereof in the case of Loans denominated in euro and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Specified Discount Prepayment Response Date”).

(1) Each relevant Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(2) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (1); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but not for the avoidance of doubt, to each Class of Term Facilities), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than (x) $10,000,000 and whole increments of $1,000,000 in excess thereof in the case of Loans denominated in dollars and (y) €10,000,000 and whole increments of €1,000,000 in excess thereof in the case of Loans denominated in euro and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Discount Range Prepayment Response Date”). Each relevant Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such

Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(1) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (2)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(2) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but not for the avoidance of doubt, to each Class of Term Facilities), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than (x) $10,000,000 and whole increments of $1,000,000 in excess thereof in the case of Loans denominated in dollars and (y) €10,000,000 and whole increments of €1,000,000 in excess thereof in the case of Loans denominated in euro and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(1) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (1) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(2) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable

Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s office in immediately available funds not later than 8:00 a.m., San Francisco time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating

Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower Parties shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loan Borrowings in an aggregate amount equal to the Asset Sale Percentage of such Net Proceeds; provided that, in the case of any event described in clause (a) of the definition of the term “Prepayment Event,” if the Borrower or the relevant Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof) within 450 days after receipt of such Net Proceeds in the business of Holdings, the Borrower and the other Subsidiaries (including any acquisitions and other investments permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 450-day period (or if committed to be so invested within such 450-day period, have not been so invested within 540 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Borrowings to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness.

(c) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending October 31, 2017, the Borrower Parties shall prepay Borrowings under the Term Facilities in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced, at the option of the Borrower, by the aggregate amount of voluntary prepayments of (x) Term Loans (and to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a)(i) and (ii) (provided that such reduction as a result of prepayments pursuant to clause (ii) thereof shall be limited to the actual amount of such cash prepayment) and (y) Consolidated First Lien Debt (other than Loans hereunder) (provided that in the case of the prepayment of any revolving credit loans, there is a corresponding reduction in such revolving credit commitments), in each case made during such period or prior to the date of such Excess Cash Flow prepayment excluding, in each case, all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests. Each prepayment pursuant to this paragraph shall be made on or before the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(d) Prior to any optional or mandatory prepayment of Borrowings under the Term Facilities hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid, the remaining principal repayment installment to which such prepayment shall be applied, and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Borrowings, such prepayment shall be applied first, to prepay the Term A Loans or the Term B-2 Loans, at the Borrowers’ discretion, and second, after each of the Term A Loans and the Term B-2 Loans are repaid in full, to repay the Term B-1 Loans, any Incremental Loans and other Classes of Term Loans on a pro rata basis; provided, that with respect to any Permitted First Priority Refinancing Debt or any Incremental Equivalent Debt that is secured by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations, such Indebtedness may share ratably or less than ratably in any repayments required by paragraph (b) of this Section 2.11; provided further; that any Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Loans, any Lender that holds Other Loans of such Class) (but solely to the extent the Borrower elects for this proviso to be applicable to a given prepayment) may elect, by notice to the Administrative Agent in writing (confirmed by facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans or Other Loans of any such Class pursuant to this Section (other than a voluntary prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans or Other Loans of any such Class but was so declined shall be retained by Holdings, the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Voluntary prepayments of Borrowings shall be allocated among the Classes of Borrowings as directed by the Borrower (including on a non-pro rata basis). In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph (i) of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16 and (ii) of the remaining principal repayment installments to which such prepayment shall apply, such repayments shall be applied to the remaining principal repayment installments in direct order of maturity.

(e) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 8:00 a.m., San Francisco time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 8:00 a.m., San Francisco time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, the remaining principal repayment installment to which such prepayment shall be applied and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans of a particular Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. In connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Loan of a Defaulting Lender and amounts that would otherwise be owing to a Defaulting Lender shall be applied as provided in Section 2.22(a)(ii).

(f) Notwithstanding any other provisions of Section 2.11(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(b) (or any distribution of cash to the Borrower in connection with such prepayment) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.11(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.11(b) or (c), as applicable, and (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.11(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.11(b) or (c), as applicable.

SECTION 2.12 Fees (a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the actual daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the 15th day of each of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on March 15, 2016. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in dollars a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure. Participation fees and fronting fees accrued through and including the 15th day of each of March, June, September and December of each year shall be payable on such day, commencing on March 15, 2016, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, an agency fee payable in the amount and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) The Borrower Parties shall pay to the Administrative Agent for the account of each Term B-1 Dollar Lender a ticking fee accruing from and after December 14, 2015 and until the earlier of the Commitment Termination Date and the Effective Date at a rate equal to the Term B-1 Dollar

Ticking Fee Rate on the outstanding allocated amount of the commitments of such Lender in respect of the Term B-1 Dollar Loans as of each day during such period. Such ticking fees shall be earned as they accrue and will be due and payable on the earlier of the Commitment Termination Date and the Effective Date.

(e) The Borrower Parties shall pay to the Administrative Agent for the account of each Term B-1 Euro Lender a ticking fee accruing from and after December 18, 2015 and until the earlier of the Commitment Termination Date and the Effective Date at a rate equal to the Term B-1 Euro Ticking Fee Rate on the outstanding allocated amount of the commitments of such Lender in respect of the Term B-1 Euro Loans as of each day during such period. Such ticking fees shall be earned as they accrue and will be due and payable on the earlier of the Commitment Termination Date and the Effective Date.

(f) The Borrower Parties shall pay to Credit Suisse AG for the account of each Term A Lender a ticking fee accruing from and after October 17, 2015 and until the earlier of the Commitment Termination Date and the Effective Date at a rate equal to the Term A Ticking Fee Rate on the outstanding allocated amount of the commitments of such Lender in respect of the Term A Facility as of each day during such period. Such ticking fees shall be earned as they accrue and will be due and payable on the earlier of the Commitment Termination Date and the Effective Date.

(g) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, except as provided by Section 2.22.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, in the case of Revolving Loans, upon termination of the Revolving Commitments and in the case of Term Loans, the applicable final date of maturity thereof; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All computations of interest for ABR Loans (including ABR Loans determined by reference to the Adjusted LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14 Alternate Rate of Interest. (a) If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period with respect to a Borrowing; or (ii) the Administrative Agent is advised by the Majority Facility Lenders in respect of any Facility that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (ii) or clause (i) above, “Impacted Loans”), then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing under any applicable Facility shall be ineffective and (y) if any Borrowing Request in respect of any applicable Facility requests a Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

(b) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 2.14 and/or is advised by the Majority Facility Lenders of their determination in accordance with clause (a)(ii) of this Section 2.14 and the Borrower shall so request, the Administrative Agent, the Majority Facility Lenders and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to materially increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to materially increase the cost to such Lender or to materially reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under other syndicated credit facilities that such Lender is a lender under. Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of materially reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender or participation in Letters of Credit or Swingline Loans by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon written request of such Lender (with a copy of such request to the Administrative Agent), the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense attributable to such event (but not lost profits). For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Requirements of Law; provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if such Tax is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholdings have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall deliver to the Borrower Parties and the Administrative Agent at the time or times prescribed by Requirements of Law and reasonably requested by the Borrower Parties or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower Parties or the Administrative Agent (1) as will permit such payments to be made without, or at a reduced rate of, withholding or (2) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(i) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(i) Without limiting the foregoing,

(A) any Lender that is a U.S. person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Parties and the Administrative Agent on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or the Administrative Agent), two duly executed original copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Lender that is not a U.S. person (within the meaning of Section 7701(a)(30) of the Code) (a “Non-U.S. Lender”) shall deliver to the Borrower Parties and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Parties or the Administrative Agent), two duly executed original copies of whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) establishing a complete exemption from U.S. federal withholding Tax;

(2) executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit R-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms); or

(4) to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where the Non-U.S. Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance

Certificate substantially in the form of Exhibit R-2 or Exhibit R-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, in each case, establishing a complete exemption from U.S. federal withholding tax; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit R-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower or the Administrative Agent, executed copies of any other form requested by the Borrower or the Administrative Agent and prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Loan Parties or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to Tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent, as applicable, shall deliver to the Borrower Parties and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower Parties or the Administrative Agent such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Parties or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or the Administrative Agent has or has not complied with such Lender’s or Administrative Agent’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date hereof.

(E) On or before the date any Administrative Agent becomes the Administrative Agent hereunder, it shall deliver to the Borrower Parties a duly executed original of either (1) IRS Form W-9 (or any successor form) or (2) (A) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower Parties to be treated as a U.S. Person for U.S. federal withholding Tax purposes with respect to payments made by the Loan Parties hereunder to the Administrative Agent on behalf of the Lenders and (B) with respect to payments received by the Administrative Agent for its own account, an IRS Form W-8ECI.

(ii) Notwithstanding any other provisions of this clause (e), a Lender and Administrative Agent shall not be required to deliver any form or other documentation that such Lender and Administrative Agent is not legally eligible to deliver; provided that, no Lender shall become a party to this Agreement (including through an Assignment and Assumption or participation) unless such Lender is legally eligible to deliver an IRS form or other documentation described in Section 2.17(e)(i)(A), Section 2.17(e)(i)(B)(1) through (4) or Section 2.17(e)(i)(E) pursuant to Requirements of Law in effect on the date on which such Lender would become a party hereto.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable, shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party pursuant to this Section 2.17(f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential to any Loan Party or any other Person).

(g) The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower Party shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursement, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 11:00 a.m., San Francisco time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payment to be made directly to any Issuing Bank or Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in LC Disbursements or Swingline Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. Each Borrower Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower Party in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower Party prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower Party will not make such payment, the Administrative Agent may assume that such Borrower Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower Party has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or 2.04(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.

(f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall (except as provided herein with respect to a Defaulting Lender) be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii), (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payment required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments and (E) such assignment does not conflict with applicable Requirements of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20 Incremental Term Loans and Incremental Revolving Commitments.

(a) The Borrower may at any time or from time to time after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (other than Term B-2 Loans), including Term A Loans or Term B-1 Loans (the “Incremental Term Loans”); provided that Incremental Term Loans denominated in euro shall only be provided as additional term loans of the same Class as the Term B-1 Euro Loans, (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment”) or (iii) one or more additional Classes of revolving credit commitments (the “Additional/Replacement Revolving Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Commitments, the “Incremental Facilities”); provided that, both at the time of any such request and after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan, Incremental Revolving Commitment or Additional/Replacement Revolving Commitment is made or effected, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 (except in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, which shall be subject to the Limited Condition Acquisition Proviso, and if otherwise agreed to by the Lenders providing such Incremental Facilities, customary “Sungard” or “certain funds” conditionality) shall have occurred and be continuing. Notwithstanding anything to contrary herein, the sum of (i) the amount of all Incremental Facilities and (ii) the aggregate principal amount of Incremental Equivalent Debt incurred after the Effective Date shall not at the time of (and immediately after giving effect to) incurrence of any such Incremental Facility or Incremental Equivalent Debt exceed the Incremental Cap at such time. Each Incremental Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof if such Incremental Facilities are denominated in dollars (unless the Borrower and the arranger of such Incremental Facility otherwise agree); provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above. Each Incremental Facility shall be in a minimum principal amount of €10,000,000 and integral multiples of €1,000,000 in excess thereof if such Incremental Facilities are denominated in euro (unless the Borrower and the arranger of such Incremental Facility otherwise agree); provided that such amount may be less than €10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) (i) The Incremental Term Loans (i) shall (x) rank equal in right of payment with the applicable Term Loans (or be subordinated if agreed by the Lenders providing such Incremental Term Loans), (y) be secured only by the Collateral securing the Loan Document Obligations (or less Collateral as may be agreed by the Lenders providing such Incremental Term Loans) and on a pari passu basis with the Liens securing the Secured Obligations and (z) only be guaranteed by the Loan Parties, (ii) shall not mature earlier than the Latest Maturity Date of the then outstanding Term A Loans or Term B-1 Loans, as applicable, (iii) shall not have a shorter Weighted Average Life to Maturity than the longest remaining Weighted Average Life to Maturity of the then outstanding Term A Loans or Term B-1 Loans, as applicable, (iv) shall have a maturity date (subject to clause (ii)), an amortization schedule (subject to clause (iii)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower Parties and the lenders of the Incremental Term Loans; provided that, prior to the 24-month anniversary of the Effective Date, in the event that the Effective Yield for any Incremental Term Loans is greater than the Effective Yield for the Term Loans by more than 0.50% per annum, then the Effective Yield for the Term Loans shall be increased to the extent necessary so that the Effective Yield for the Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50% per annum (provided that the “LIBOR floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Incremental Term Loans prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding); and (v) may otherwise have terms and conditions different from those of the Term A Loans or the Term B-1 Loans, as applicable (including currency denomination); provided that (x) except with respect to matters contemplated by clauses (ii), (iii) and (iv) above, any differences shall be in consultation with the Administrative Agent (except for (1) provisions applicable only to the periods after the Latest Maturity Date in existence immediately prior to giving effect to such Incremental Term Loans and (2) terms that are more favorable to the existing Lenders than the comparable terms in the existing Loan Documents, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment or consent requirements (it being understood that at the option of the Borrower, any increase in the applicable margin relating to the existing Term A Facility or the existing Term B-1 Facility, as applicable, may be made to bring such provisions in line with the Incremental Term Loans to achieve fungibility)) and (y) the documentation governing any Incremental Term Loans may include a financial maintenance covenant, it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the existing Lenders to the extent that such financial maintenance covenant is (1) also added for the benefit of any existing Term Loans or (2) only applicable after the Latest Maturity Date in effect immediately prior to giving effect to such Incremental Term Loan.

(ii) The Incremental Revolving Commitments shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate the provision of Incremental Revolving Commitments, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitments (without any requirement to pay such fees to any existing Revolving Lenders)).

(iii) The Additional/Replacement Revolving Commitments (i) shall (x) rank equal in right of payment with the Revolving Loans (or be subordinated if agreed by the Lenders providing such Additional/Replacement Revolving Commitments), (y) be secured only by the Collateral securing the Secured Obligations (or less Collateral as may be agreed by the Lenders providing such Additional/Replacement Revolving Commitments) and on a pari passu basis with the Liens securing the Secured Obligations and (z) only be guaranteed by the Loan Parties, (ii) shall not mature earlier than the Revolving Maturity Date and shall require no mandatory commitment reduction prior to the Revolving Maturity Date, (iii) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (iv) shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments, (v) may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Facility Amendment) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (vi) may otherwise have terms and conditions different from those of the Revolving Credit Facility (including currency denomination); provided that (x) except with respect to matters contemplated by clauses (ii), (iii), (iv) and (v) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Additional/Replacement Revolving Commitments may include financial maintenance covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such financial maintenance covenant for the benefit of each facility (provided, further, however, that, if the applicable new financial maintenance covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, such financial maintenance covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)).

(c) Each notice from Holdings or the Borrower pursuant to this Section 2.20 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Commitments or Additional/Replacement Revolving Commitments.

(d) Commitments in respect of Incremental Term Loans, Incremental Revolving Commitments and Additional/Replacement Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower and each Additional Lender party thereto. For the avoidance of doubt, no existing Lender shall be required to provide any portion of any Incremental Facility. Incremental Term Loans and loans under Incremental Revolving Commitments and Additional/Replacement Revolving Commitments shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the arranger providing such Incremental Facility and the Borrower, in consultation with the Administrative Agent, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, loans made in respect of Incremental Revolving Commitments and loans made in respect of Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.

(e) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (ii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of the Term Loans being refinanced, and (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments (and repayment of outstanding Revolving Loans) being so refinanced, as the case may be; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than (i) $10,000,000 in the case of Other Term Loans denominated in dollars, (ii) €10,000,000 in the case of Other Term Loans denominated in euro or (iii) $10,000,000 in the case of Other Revolving Loans and (y) an integral multiple of (i) $1,000,000 in excess thereof in the case of Other Revolving Loans and Other Term Loans denominated in dollars or (ii) €1,000,000 in the case of Other Term Loans denominated in euro. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving

Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the arranger providing such Credit Agreement Refinancing Indebtedness and the Borrower, in consultation with the Administrative Agent, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. The Loans, Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.18(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subparagraph (a)(iv) of this Section. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees under Section 2.12(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with the procedures provided in Section 2.05(i).

(C) With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure on account of such Defaulting Lender and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure on account of such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent (unless the Administrative Agent is the Defaulting Lender), the Swingline Lenders and Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent (unless the Administrative Agent is the Defaulting Lender) may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the relative amounts of their Commitments (without giving effect to subparagraph (a)(iv) of this Section), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), in the case of Eurocurrency Loans, prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.24 Loan Modification Offers.

(a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, the Luxco Borrower (if applicable), each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless Holdings and the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder.

(c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees), (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (d) in connection with any replacement of a Non-Accepting Lender on or prior to the date that is six months after the Effective Date, any such Non-Accepting Lender that is a Term B-1 Lender shall receive the prepayment premium payable pursuant to Section 2.11(a) as if the assignment of such Non-Accepting Lender’s Term Loans were a prepayment of Term Loans in connection with a Repricing Transaction.

(d) If the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment as a result of the occurrence of the maturity date with respect to any Class of Revolving Commitments or Other Revolving Commitments when a Class of Revolving Commitments or Other

Revolving Commitments remains outstanding, the Borrower shall make such payments and provide such cash collateral (in accordance with the provisions set forth in Section 2.05(i)) as may be required to eliminate such excess on such maturity date (which payments and provision of cash collateral shall, for the avoidance of doubt, be deemed a payment in respect of principal of Loans); provided that, without derogation of the Borrower Parties’ obligations to make such payments and provide such cash collateral, if the Borrower Parties fail to make such payment (or any portion thereof) or provide such cash collateral (or any portion thereof), then until the earlier of (x) the date on which the Aggregate Revolving Credit Exposure no longer exceeds the Aggregate Revolving Commitment or (y) the date the Borrower Parties provide sufficient cash collateral to eliminate such excess, Required Lenders and Majority Facility Lenders in respect of the Revolving Credit Facility shall be calculated to include the outstanding exposure of any non-extending Lenders.

(e) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings (with respect to Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.08, Section 3.09, Section 3.10, Section 3.11, Section 3.12, Section 3.15, Section 3.17(c), Section 3.17(d) and Section 3.19) and each Borrower Party represents and warrants to the Lenders (after giving effect to the Transactions) that:

SECTION 3.01 Organization; Powers. Each of Holdings and each Restricted Subsidiary is (i) duly organized and/or incorporated, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization and/or incorporation, and (ii) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party, except in the case of clause (i) (other than with respect to any Loan Party), and clause (ii) (other than with respect to Holdings, the Borrower and the Luxco Borrower), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by each of Holdings and each Borrower Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, each Borrower Party or such Loan Party, as the case may be, enforceable (in the case of any Irish Subsidiary Loan Party, once registered or recorded in compliance with the provisions of section 409 of the Irish Companies Act) against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Document by each Loan Party party thereto (a) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents and in the case of any Irish Subsidiary Loan Party, filings required in order to comply with the “Summary Approval Procedure”

required pursuant to section 82 of the Irish Companies Act, (b) will not violate (i) the Organizational Documents of Holdings, any Borrower Party or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any Restricted Subsidiary (in the case of any Irish Subsidiary Loan Party, subject to compliance with the provisions of section 82 of the Irish Companies Act), (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any other Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except, in the case of each of clauses (a), (b)(ii) and (c), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Target and its consolidated subsidiaries or Avago Technologies Limited and its consolidated subsidiaries, as applicable, in each case as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.

(b) Holdings has heretofore furnished to the Lead Arrangers the pro forma financial information contained in each of the Information Memoranda (the “Pro Forma Financial Statements”), which has been prepared after giving effect to the Transactions as if the Transactions had occurred as of such date or at the beginning of such period, as the case may be. The Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by Holdings to be reasonable as of the date of delivery thereof; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.

(c) Since the Effective Date, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of the Borrower and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the Effective Date, after giving effect to the Transactions, Schedule 3.05 contains a true and complete list of each fee owned parcel of real property owned by a Loan Party (other than any Principal Property) having a fair market value equal to or in excess of $50,000,000.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or the Luxco Borrower, threatened in writing against the Borrower or any Restricted Subsidiary or against any of their properties that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower or the Luxco Borrower, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of the Borrower or the Luxco Borrower, any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws. Each Borrower Party and each Restricted Subsidiary is in compliance with all Requirements of Law applicable to it or its property, except, in such instances where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. None of Holdings, the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes, required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes that are being contested in good faith by appropriate proceedings, provided that Holdings, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.

SECTION 3.10 ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

SECTION 3.11 Disclosure. As of the Effective Date, neither (a) any Information Memorandum nor (b) any of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party (other than information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, each Borrower Party represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.

SECTION 3.12 Subsidiaries. As of the Effective Date, after giving effect to the Transactions, Schedule 3.12 sets forth the name of, and the ownership interest of Holdings, the Borrower and each Subsidiary in, each Subsidiary.

SECTION 3.13 Intellectual Property; Licenses, Etc. Each Borrower Party and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are necessary for the operation of its business as currently conducted, free and clear of all Liens other than Liens permitted hereunder, and, without conflict with the rights of any Person, except to the extent such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All proprietary, registered Intellectual Property owned by the Borrower or a Restricted Subsidiary that is reasonably necessary for the operation of the business of the Borrower and each Restricted Subsidiary as currently conducted is subsisting and, to the knowledge of each Borrower Party, is valid and enforceable except as could not reasonably be expected to have a Material Adverse Effect. The operation of the businesses of the Borrower and each Restricted Subsidiary, as currently conducted, do not infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of the Borrower and the Luxco Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14 Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent.

SECTION 3.15 Federal Reserve Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16 Use of Proceeds. The Borrower Parties will use the proceeds of the Loans made on the Effective Date to finance a portion of the Transactions and pay Transaction Costs.

SECTION 3.17 PATRIOT Act, OFAC and FCPA.

(a) The Borrower Parties will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) The Borrower Parties will not use the proceeds of the Loans directly or, to the knowledge of the Borrower Parties, indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower Parties, none of Holdings, the Borrower or the Restricted Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA.

(d) (i) None of the Loan Parties is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Restricted Subsidiaries that are not Loan Parties, or, to the knowledge of Holdings or the Borrower Parties, any director, officer, employee or agent of any Loan Party or other Restricted Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is Holdings, the Borrower or any Restricted Subsidiary located, organized, incorporated or resident in a country or territory that is the subject of Sanctions.

SECTION 3.18 Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Junior Financing.

SECTION 3.19 Security Documents

(a) Each Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and (in the case of (i) any Irish Subsidiary Loan Party, once registered or recorded in compliance with the provisions of section 409 of the Irish Companies Act and (ii) the Luxembourg Pledge Agreements, once recorded in accordance with the provisions of the law of 5 August 2005 on financial collateral arrangements, to the extent applicable) enforceable security interest in the Collateral described therein and proceeds thereof, subject to applicable bankruptcy, insolvency, reorganization, examinership, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. In the case of the Pledged Equity Interests, when stock certificates representing such Pledged Equity Interests are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the U.S. Collateral Agreement, when financing statements and other filings specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), the U.S. Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Collateral and the proceeds thereof to the extent required pursuant to the U.S. Collateral Agreement, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 6.02).

(b) Each of the Mortgages, when granted, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and (in the case of any Irish Subsidiary Loan Party, once registered or recorded in compliance with the provisions of section 409 of the Irish

Companies Act) enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall give appropriate notice to third parties of the existence of such Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person subject to Liens permitted by Section 6.02.

SECTION 3.20 COMI For the purposes of the Council Regulation (EC) 1346/2000 on insolvency proceedings (the “European Insolvency Regulation”) the centre of main interest (as that term is used in Article 3(1) of the European Insolvency Regulation) of the Luxco Borrower and any Subsidiary organized under the laws of Luxembourg or Ireland is situated in its jurisdiction of incorporation and except with respect to Avago Technologies Luxembourg S.à r.l., which has a branch established in the United States, they have no “establishment” (as that term is used in Article 2(h) of the European Insolvency Regulation) in any other European Union jurisdiction.

SECTION 3.21 Luxembourg Representations

(a) Each of the Luxco Borrower and any Subsidiary organized under the laws of Luxembourg has its central administration (administration centrale) at the place of its registered office (siège statutaire) in Luxembourg.

(b) Each of the Luxco Borrower and any Subsidiary organized under the laws of Luxembourg is in compliance with the Luxembourg law dated May 31, 1999 on the domiciliation of companies, as amended (and the relevant regulations).

(c) The Luxco Borrower and any Subsidiary organized under the laws of Luxembourg are not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), nor to composition with creditors (concordat préventif de la faillite), and have not been reprieved from payments (sursis de paiement) or controlled management (gestion controlée).

(d) The Luxco Borrower and any Subsidiary organized under the laws of Luxembourg are not in a state of cessation of payments (cessation de paiements) and have not lost their creditworthiness.

(e) No application has been made by the Luxco Borrower or any Subsidiary organized under the laws of Luxembourg or, as far as they are aware, by any other person for the appointment of a commissaire, juge commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings.

(f) No application has been made by the Luxco Borrower or any Subsidiary organized under the laws of Luxembourg for a voluntary or judicial winding up or liquidation.

(g) the Luxco Borrower and any Subsidiary organized under the laws of Luxembourg do not meet, and will not meet as a result of entering into the Loan Documents, any of the criteria set forth in paragraphs (c) to (f) of this Section 3.21.

SECTION 3.22 EEA Financial Institution Status. None of the Loan Parties is an EEA Financial Institution.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived by the Administrative Agent):

(a) The Administrative Agent (or its counsel) shall have received from Holdings and each Borrower Party (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Latham & Watkins LLP, New York counsel for the Loan Parties, (ii) Allen & Gledhill LLP, Singapore counsel for the Loan Parties, (iii) Maples and Calder, Cayman Islands counsel for the Loan Parties, (iv) Loyens & Loeff, Luxembourg counsel for the Loan Parties, (v) Loyens & Loeff, Dutch counsel for the Administrative Agent, (vi) Appleby (Bermuda) Limited, Bermuda counsel for the Administrative Agent and (vii) Arthur Cox, Irish counsel for the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit F with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists and delivery is customary in the applicable jurisdiction) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Administrative Agent or the Lead Arrangers and Holdings to be due and payable on or prior to the Effective Date, to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower Parties), including reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (i) the execution and delivery of the Guarantee Agreement by the Loan Parties (other than the Post-Closing Guarantors) and the U.S. Collateral Agreement by the Loan Parties that are parties thereto, (ii) the Cayman Islands Collateral Agreements by the Loan Parties that are parties thereto, (iii) the Singapore Collateral Agreements by the Loan Parties that are parties thereto (other than the Post-Closing Guarantors), (iv) the Luxembourg Pledge Agreements by the Loan Parties that are parties thereto, (v) creation of and perfection of security interests in the certificated Equity Interests of the Borrower and Material Subsidiaries, and (vi) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may reasonably agree).

(g) Since May 28, 2015, there shall not have occurred any Company Material Adverse Effect.

(h) The Lead Arrangers shall have received the (i) Pro Forma Financial Statements, (ii) Audited Financial Statements and (iii) unaudited consolidated statement of financial position and related statements of income and cash flow of (x) the Target and its consolidated subsidiaries (excluding notes thereto) for each fiscal quarter ended after December 31, 2014 (other than the fourth fiscal quarter of a fiscal year) which is ended at least 45 days before the Effective Date, together with the consolidated balance sheet and related statements of income and cash flow for the corresponding portion of the previous year, in each case prepared in accordance with GAAP and (y) Avago Technologies Limited and its consolidated subsidiaries (excluding notes thereto) for each fiscal quarter ended after November 2, 2014 (other than the fourth fiscal quarter of a fiscal year) which is ended at least 45 days before the Effective Date, together with the consolidated balance sheet and related statements of income and cash flow for the corresponding portion of the previous year, in each case prepared in accordance with GAAP.

(i) The Specified Representations shall be accurate in all material respects on and as of the Effective Date; provided that any Specified Representations set forth in clause (b) of the definition thereof that are qualified by materiality, Company Material Adverse Effect or Material Adverse Effect, shall be accurate in all respects on and as of the Effective Date.

(j) The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date shall be consummated, in all material respects in accordance with the Acquisition Agreement (without giving effect to any amendments, supplements, consents, waivers or other modifications to or of the Acquisition Agreement that are materially adverse to the interests of the Lenders or the Lead Arrangers in their capacities as such, except to the extent that the Lead Arrangers have consented thereto in writing) (such consent not to be unreasonably withheld, delayed or conditioned).

(k) Substantially simultaneously with the initial Borrowing under the Term Facilities and the consummation of the Acquisition, the Effective Date Refinancing shall be consummated.

(l) The Administrative Agent shall have received a certificate from a Financial Officer of Holdings certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.

(m) The Administrative Agent shall have received a certificate of the Luxco Borrower and each Subsidiary Loan Party organized under the laws of Luxembourg, signed by a Responsible Officer, in a form reasonably satisfactory to the Administrative Agent, certifying that:

(i) it is not subject to bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Council Regulation 1346/2000/EC of 29 May 2000 on insolvency proceedings;

(ii) no corporate action, legal proceedings or other procedure or step has been taken by it nor has been notified to it in relation to bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, nor subject to any proceedings under the Council Regulation 1346/2000/EC of 29 May 2000 on insolvency proceedings;

(iii) it is not, on the date hereof and will not, as a result of the execution of the Loan Documents to which it is a party, be in a state of cessation of payments (cessation de payments) and lose its creditworthiness (ébranlement de crédit);

(iv) no application has been made by it for a voluntary or judicial winding-up or liquidation; and

(v) it complies with, and adheres to, the provisions of the Luxembourg law dated May 31, 1999 concerning the domiciliation of companies, as amended, and the related regulations.

(n) The Administrative Agent shall have received a certificate of the Luxco Borrower and any Subsidiary Loan Party organized under the laws of Luxembourg confirming that borrowing the Loans or guaranteeing or securing, as appropriate, the Secured Obligations, would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(o) The Administrative Agent shall have received, in respect of each Irish Subsidiary Loan Party: (i) a certificate containing evidence of compliance with Section 82 of the Irish Companies Act and (ii) a certificate (signed by a director) regarding Section 239 of the Irish Companies Act.

(p) The Administrative Agent and the Lead Arrangers shall have received all documentation at least two Business Days prior to the Effective Date (or such shorter period as the Administrative Agent shall otherwise agree) and other information about the Loan Parties that shall have been reasonably requested in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agents and the Lead Arrangers have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act.

Without limiting the generality of the provisions of the third paragraph of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than Borrowings pursuant to Sections 2.20 and 2.21), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case other than on the Effective Date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (in each case, unless such date is the Effective Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be (unless such Borrowing is on the Effective Date), no Default or Event of Default shall have occurred and be continuing.

(c) Each Borrowing other than on the Effective Date (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due, Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit have been backstopped or cash collateralized (in each case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) or have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower Parties covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. (a) The Borrower will furnish to the Administrative Agent, on behalf of each Lender on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days (or, in the case of the fiscal year ending October 31, 2016, 120 days) after the end of each such fiscal year of Holdings), audited consolidated statements of financial position and audited consolidated statements of income, stockholders’ equity and cash flows of Holdings as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant (including the springing financial covenant described herein) on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of Holdings and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b) The Borrower will furnish to the Administrative Agent, on behalf of each Lender on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of Holdings (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days (or, in the case of the first three fiscal quarters (excluding the fourth fiscal quarter of a fiscal year) ending on or after the Effective Date, 60 days) after the end of each such fiscal quarter of Holdings), unaudited consolidated statements of financial position and unaudited consolidated statements of income and cash flows of Holdings as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the statement of financial position, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial position and results of operations and cash flows of Holdings and the Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Not later than five days after any delivery of financial statements under paragraph (a) or (b) above, the Borrower will furnish to the Administrative Agent, on behalf of each Lender, a Compliance Certificate of a Financial Officer of the Borrower: (i) setting forth the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; (ii) setting forth (A) any Indebtedness for borrowed money incurred during the applicable period by Holdings, the Borrower or any Subsidiary in a principal amount of $50,000,000 or more in favor of a Loan Party, which remains outstanding on the date of delivery of the applicable Compliance Certificate, (B) any fee-owned real property with a fair market value of greater than $50,000,000 acquired (and not sold, transferred or otherwise disposed of) during the applicable period, and (C) any material assets as described in Section 5.12(b) acquired (and not sold, transferred or otherwise disposed of) during the applicable period; (iii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (iv) setting forth reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending October 31, 2017, of Excess Cash Flow for such fiscal year; (v) setting forth reasonably detailed calculations in the case of financial statements delivered under paragraph (a) and (b) above, of the First Lien Leverage Ratio for such fiscal quarter; (vi) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of Holdings or any Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been invested or that is intended to be reinvested in accordance with the proviso in Section 2.11(b); and (vii) setting forth any information required by Section 5.03(b) hereto; provided, that, each reference to the applicable period in this clause (c) shall mean, with respect to any Compliance Certificate, the period from the date of delivery of the immediately preceding Compliance Certificate (or in the case of the first Compliance Certificate, the Effective Date) until the date of delivery of such Compliance Certificate;

(d) Not later than 90 days after the commencement of each fiscal year of Holdings (or in the case of the fiscal year ending October 31, 2016, on or before the date that is 120 days at the end of such fiscal year), the Borrower will furnish to the Administrative Agent, on behalf of each Lender a budget report for Holdings in the form customarily prepared by management and presented to the Board of Directors for review;

(e) Not later than five days after any delivery of financial statements under paragraph (a) or (b) above, to the extent that the Borrower or any Parent Entity is a public company, the Borrower will furnish to the Administrative Agent a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Restricted Subsidiaries for the applicable period and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable portions of the previous year;

(f) Promptly after the same become publicly available, the Borrower will furnish to the Administrative Agent, on behalf of each Lender copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Parent or any Subsidiary with the SEC or with any national securities exchange;

(g) Promptly following any request therefor, the Borrower will furnish to the Administrative Agent, on behalf of each Lender such other reasonably available information otherwise prepared by the Borrower regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

(h) Notwithstanding the foregoing, the obligations in paragraphs (a), (b) and (f) of this Section 5.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing the Form 10-K or 10-Q (or the equivalent), as applicable, of Parent or any parent thereof filed with the SEC or with a similar regulatory authority in a foreign jurisdiction; provided that to the extent such information relates to a parent of Holdings, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings, the Borrower and the Restricted Subsidiaries, on a stand-alone basis, on the other hand; and to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant (including the springing financial covenant described herein) on a future date or in a future period).

Documents required to be delivered pursuant to Section 5.01(a), (b), (e) and (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or Parent’s) website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower Parties hereby agree that they will, upon the Administrative Agent’s reasonable request, identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer of the Borrower or another executive officer of Holdings, the Borrower or any of its Subsidiaries, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization, incorporation or like document), or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.

(b) The Compliance Certificate will (i) set forth the information required pursuant to Schedules I through IV of the U.S. Collateral Agreement and any analogous schedules of any other Security Document or confirm that there has been no change in such information since the Effective Date or the date of the most recent Compliance Certificate, (ii) identify any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certify that all notices required to be given prior to the date of such Compliance Certificate by Section 5.03 or 5.12 have been given.

SECTION 5.04 Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, the Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of Holdings and the Borrower Parties) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05 Payment of Taxes, etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. Except as permitted under Section 6.03 and Section 6.05, each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07 Insurance.

(a) Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that Holdings and the Borrower believe (in the good faith judgment of the management of Holdings and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Holdings and the Borrower believes (in the good faith judgment of management of Holdings and the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Holdings and the Borrower believe (in the good faith judgment of the management of Holdings and the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each general liability policy of insurance maintained by a Loan Party shall name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and each property insurance policy maintained by a Loan Party shall contain a lender loss payee/mortgagee clause or endorsement that names Administrative Agent, on behalf of the Secured Parties, as the lender loss payee/mortgagee thereunder; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall turn over to the Borrower any amounts received by it as an additional insured or lender loss payee under any property insurance maintained by the Borrower and its Subsidiaries, and (C) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance. Notwithstanding anything to the contrary herein, with respect to Foreign Subsidiaries and Collateral located outside of the United States, the requirements of this Section 5.07(a) shall be deemed satisfied if the Borrower obtains insurance policies that are customary and appropriate for the applicable jurisdiction.

(b) If any portion of any Mortgaged Property subject to FEMA rules and regulations is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto, the “Flood Insurance Laws”), then the Borrower shall, or shall cause the relevant Loan Party to, (i) maintain or cause to be maintained, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance, which evidence complies with applicable Flood Insurance Laws and rules and regulations promulgated pursuant thereto.

SECTION 5.08 Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP (or applicable local standards) consistently applied in respect of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Borrower or such Restricted Subsidiary is a party (provided that each of Holdings and the Borrower will use commercially reasonable efforts to cause such visit and inspection to be permitted)), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (subject to such accountants’ customary policies and procedures), all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice, (b) the Administrative Agent and the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants and (c) none of Holdings or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding third-party agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.09 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Use of Proceeds. The Borrower Parties will use the proceeds of the Loans, together with cash on hand of Holdings and its Subsidiaries, on the Effective Date to directly or indirectly finance a portion of the Transactions. Following the Effective Date, Holdings and its subsidiaries will use the proceeds of (i) any Incremental Loan for working capital or any other purpose not prohibited by this Agreement (including but not limited to the financing of Permitted Acquisitions, other Permitted Investments and dividends and other distributions permitted hereunder in respect of shares of capital stock or other Equity Interests of the Borrower), (ii) any Revolving Loan for working capital and other corporate purposes, including the financing of Permitted Acquisitions, other Permitted Investments and dividends and other distributions permitted hereunder in respect of shares of capital stock or other Equity Interests of the Borrower and (iii) any Credit Agreement Refinancing Indebtedness, applied among the Loans and any Incremental Loans as directed by the Borrower.

SECTION 5.11 Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date, Holdings or the Borrower will, together with the first delivery of a Compliance Certificate after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party within 30 days after such notice (or such longer period as the Administrative Agent shall reasonably agree).

SECTION 5.12 Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.

(b) If, after the Effective Date, any material assets (including any owned (but not leased) real property or improvements thereto or any interest therein) with a fair market value in excess of $50,000,000 are acquired by Holdings, the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will, together with the first delivery of the Compliance Certificate immediately after such acquisition, notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.13 Ratings. Each of Holdings and the Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s (but not to maintain a specific rating) and (b) the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such later date as the Administrative Agent reasonably agrees to, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14 that would have been required to be delivered or taken on the Effective Date but for the proviso to Section 4.01(f), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.15 Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than any Borrower Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default shall have occurred and be continuing and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” the purpose of any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.16 Change in Business. Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

SECTION 5.17 Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 5.18 Financial Assistance. Each Irish Subsidiary Loan Party shall comply in all respects with Section 82 of the Irish Companies Act including in relation to the execution of any Loan Documents to which it is a party and payment of amounts due under any Loan Document.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due, Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit have been backstopped or cash collateralized (in each case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) or have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower Parties covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24);

(ii) Indebtedness (a) outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof and (b) that is intercompany Indebtedness outstanding on the date hereof and any Permitted Refinancing thereof;

(iii) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv) Indebtedness of Holdings, the Borrower or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Borrower or Holdings to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Effective Date or such later date as the Administrative Agent may reasonably agree) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of Intercompany Note attached as Exhibit G or (B) otherwise reasonably satisfactory to the Administrative Agent;

(v) (A) Indebtedness (including Capital Lease Obligations) of Holdings, the Borrower or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $750,000,000 and 12% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(vi) Indebtedness in respect of (A) Swap Agreements entered into to hedge or mitigate risks to which Holdings, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings, the Borrower or any

Restricted Subsidiary) and (B) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, the Borrower or any Restricted Subsidiary;

(vii) (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition, or Indebtedness of any Person that is assumed by Holdings, the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided further that the Interest Coverage Ratio after giving Pro Forma Effect to the assumption of such Indebtedness and such Permitted Acquisition is either (x) equal to or greater than 2.0 to 1.0 or (y) equal to or greater than the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(viii) Indebtedness in respect of Permitted Receivables Financings;

(ix) Indebtedness representing deferred compensation to employees of Holdings, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(x) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in Parent permitted by Section 6.08(a);

(xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xiv) Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of $2,000,000,000 and 32% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided, further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xiv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $1,000,000,000 and 16% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(xvi) (A) Indebtedness incurred by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (B) Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers or trade creditors issued in the ordinary course of business; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause (B) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $400,000,000 and 6% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xvii) obligations in respect of performance, bid, appeal and surety bonds and performance, bankers acceptance facilities and completion guarantees and similar obligations provided by Holdings, the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xviii) unsecured Indebtedness of Holdings (“Permitted Holdings Debt”) (A) that is not subject to any Guarantee by any subsidiary thereof, (B) that will not mature prior to the date that is 91 days after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or payments, repurchases or redemptions of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that permits payments of interest or other amounts in respect of the principal thereof to be paid in kind rather than in cash, (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior or senior subordinated discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior or senior subordinated discount notes of a holding company); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period as Administrative Agent may agree) prior to the issuance or incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees in good faith with such determination (including a reasonable description of the basis upon which it disagrees) and (F) that any such Indebtedness of Holdings is subordinated in right of payment to its Guarantee under the Guarantee Agreement; provided further that any such Indebtedness shall constitute Permitted Holdings Debt only if immediately after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing;

(xix) (A) Indebtedness of Holdings, the Borrower or any of the Restricted Subsidiaries; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Interest Coverage Ratio is greater than or equal to 2.0 to 1.0 and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided, further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xix) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $1,000,000,000 and 16% of Consolidated EBITDA for the most recently ended Test Period as of such time;

(xx) Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof;

(xxi) Permitted First Priority Refinancing Debt and Permitted Junior Refinancing Debt, and any Permitted Refinancing thereof;

(xxii) (A) Indebtedness of Holdings or the Borrower issued in lieu of Incremental Loans (“Incremental Equivalent Debt”) consisting of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens having equal priority with the Liens on the Collateral securing the Secured Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations and, in each case if secured, subject to an appropriate Intercreditor Agreement) or (ii) secured or unsecured loans (which loans, if secured, must be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations and subject to an appropriate Intercreditor Agreement); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt plus the amount of all Incremental Term Loans, Incremental Revolving Commitments and Additional/Replacement Revolving Commitments incurred pursuant to Section 2.20 shall not at the time of (and immediately after giving effect to) incurrence of any such Incremental Facility or Incremental Equivalent Debt exceed the Incremental Cap at such time, (ii) such Indebtedness shall be considered Consolidated First Lien Debt for purposes of this clause and Section 2.20, and (iii) such Indebtedness complies with the Required Additional Debt Terms and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxiii) (A) Indebtedness of any Borrower Party or any Subsidiary Loan Party consisting of (i) secured bonds, notes or debentures (which bonds, notes or debentures must be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations) or (ii) secured loans (which loans must be secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations and subject to an appropriate Intercreditor Agreement); provided that (i) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Secured Leverage Ratio is equal to or less than 3.00 to 1.00, (ii) such Indebtedness complies with the Required Additional Debt Terms, (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien/Second Lien Intercreditor Agreement and (iv) such Indebtedness is not secured by any assets other than Collateral and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxiv) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxiv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $750,000,000 and 12% of Consolidated EBITDA for the most recently ended Test Period as of such time; provided further that any such Indebtedness may be secured only pursuant to Section 6.02(ix);

(xxv) (A) Indebtedness incurred to finance a Permitted Acquisition; provided that (i) the Interest Coverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition is either (x) equal to or greater than 2.0 to 1.0 or (y) equal to or greater than the Interest Coverage Ratio immediately prior to the incurrence of such Indebtedness and such Permitted Acquisition for the most recently ended Test Period as of such time and (ii) such Indebtedness complies with the Required Additional Debt Terms and to the extent secured by Liens on Collateral, such Liens shall be junior in priority relative to the Liens on the Collateral securing the Secured Obligations and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);

(xxvi) Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof;

(xxvii) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xxviii) (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, distributors, contract manufacturers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) guarantees by the Borrower or any Restricted Subsidiary of leases entered into in the ordinary course of business; provided any guarantees made by Loan Parties for Subsidiaries that are not Loan Parties are permitted by Section 6.04;

(xxix) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under the applicable employee benefit plan and applicable law and could not reasonably be expected to result in a Material Adverse Effect;

(xxx) Indebtedness represented by the Remaining Target Notes and the Guarantees thereof, as applicable;

(xxxi) Indebtedness contemplated by the Reorganization Transactions; and

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests, (B) in the case of the Borrower or any Restricted Subsidiary, preferred Equity Interests or Disqualified Equity Interests issued to and held by Holdings, the Borrower or any Restricted Subsidiary and (C) in the case of any Restricted Subsidiary that is not a Borrower Party or a Subsidiary Loan Party, preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (C) any such issuance of preferred Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xxxii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (i).

SECTION 6.02 Liens. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) Liens existing on Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $2,500,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv) Liens securing Indebtedness permitted under Section 6.01(a)(v) or (xxvi); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;

(vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01;

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);

(xii) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by any of Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

(xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to pooling, commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xviii) Liens (A) on the Collateral securing Permitted First Priority Refinancing Debt, (B) on the Collateral securing Permitted Junior Refinancing Debt, (C) on the Collateral securing Incremental Equivalent Debt and (D) on the Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xxiii);

(xix) other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xix) shall not exceed the greater of $500,000,000 and 8% of Consolidated EBITDA for the Test Period then last ended;

(xx) Liens on property and assets used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xxi) Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;

(xxii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxiii) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(xxiv) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxv) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business; and

(xxvi) ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of the Restricted Subsidiaries are located.

For purposes of determining compliance with this Section 6.02, if any Lien (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Encumbrances,” the Borrower may divide and classify such Lien (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Lien so long as the Lien (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.03 Fundamental Changes; Holding Companies.

(a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

(i) any Restricted Subsidiary (other than a Borrower Party) may merge, amalgamate or consolidate with (A) a Borrower Party; provided that a Borrower Party shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries of a Borrower Party (other than a Borrower Party); provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary (other than the Luxco Borrower) either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

(ii) any Restricted Subsidiary (other than a Borrower Party) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of Holdings, the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii) any Restricted Subsidiary (other than a Borrower Party) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(iv) any Borrower Party may merge, amalgamate or consolidate with any other Person (other than a Borrower Party or Holdings); provided that (A) a Borrower Party shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the applicable Borrower Party (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity incorporated or formed under the laws of the Cayman Islands or Luxembourg or any political subdivision thereof (in the case of a Successor Borrower to the Borrower) or an entity organized under the laws of Luxembourg or any political subdivision thereof (in the case of a Successor Borrower to the Luxco Borrower), (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the applicable Borrower Party is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and shall provide such other documentation reasonably requested by the Administrative Agent, (3) each Loan Party other than a Borrower Party, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (y) if such Person is not a Loan Party, no Event of Default exists after giving effect to such merger or consolidation and (z) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower Party under this Agreement and the other Loan Documents; provided, further, that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(v) Holdings may merge, amalgamate or consolidate with any other Person (other than a Borrower Party), so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction, (4) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer, stating that such merger or consolidation complies with this Agreement and (5) Holdings may not merge, amalgamate or consolidate with any Subsidiary Guarantor if any Permitted Holdings Debt is then outstanding unless the Interest Coverage Ratio is greater than or equal to 2.00 to 1.00 on a Pro Forma Basis; provided, further, that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents; provided, further, that Holdings and the Borrower agree to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;

(vi) any Restricted Subsidiary (other than a Borrower Party) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12;

(vii) Holdings, the Borrower and the Restricted Subsidiaries may consummate the Transactions and the Reorganization Transactions; and

(viii) any Restricted Subsidiary (other than a Borrower Party) may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or hold any Investment, except:

(a) Permitted Investments at the time such Permitted Investment is made;

(b) loans or advances to officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to Holdings or the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not to exceed $50,000,000;

(c) Investments by Holdings, the Borrower or any Restricted Subsidiary in any of Holdings, the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom;

(d) Investments consisting of prepayments to suppliers in the ordinary course of business;

(e) Investments consisting of extensions of trade credit in the ordinary course of business;

(f) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;

(g) Investments in Swap Agreements permitted under Section 6.01;

(h) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(i) Permitted Acquisitions;

(j) the Transactions or the Reorganization Transactions;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.08(a);

(n) other Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (n) together with the aggregate amount of all consideration paid in connection with Investments and acquisitions made in reliance on this clause (n) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the sum of (A) the greater of $1,000,000,000 and 16% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, plus (B) subject to the Limited Condition Acquisition Proviso, so long as immediately after giving effect to any such Investment no Event of Default under Section 7.01(a), (j), (h) or (l) has occurred and is continuing, the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment (after giving effect to any payments made pursuant to the provisos to Section 6.08(a)(vii)(B)), plus (C) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making such Investment;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof); provided that (i) such amounts used pursuant to this clause (p) shall not increase the Available Equity Amount and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) shall otherwise be permitted pursuant to this Section 6.04;

(q) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(s) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(s)) under Sections 6.01, 6.02, 6.03, 6.05 and 6.08, respectively;

(t) additional Investments; provided that after giving effect to such Investment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.00 to 1.00 and (B) there is no continuing Event of Default;

(u) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;

(v) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;

(w) Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from Holdings, the Borrower or other Restricted Subsidiaries or to otherwise fund required reserves);

(x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(y) Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Restricted Subsidiary in the ordinary course of business; provided that, in the case of any Guarantee by a Loan Party of obligations of a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom; and

(z) the forgiveness or conversion to equity of any intercompany Indebtedness owed to Holdings, the Borrower or any Restricted Subsidiary permitted by Section 6.01(a)(iv).

For purposes of determining compliance with this Section 6.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 6.05 Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary, to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a) Dispositions of obsolete, or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings, the Borrower and the

Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned);

(b) Dispositions of inventory and other assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings, the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 (other than Section 6.04(s)), Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e);

(f) Dispositions of Permitted Investments;

(g) Dispositions of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (B) receivables and related assets pursuant to any Permitted Receivables Financing;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) Dispositions of property to Persons other than Holdings, the Borrower or any of the Restricted Subsidiaries (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) not otherwise permitted under this Section 6.05; provided that (i) such Disposition is made for Fair Market Value and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $200,000,000 for any transaction or series of related transactions, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that (1) for the purposes of this clause (ii), (A) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (j) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 1.00% of Consolidated Total Assets for the most recently ended Test Period, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (2) the requirement that not less than 75% of consideration be received in the form of cash or Permitted Investments shall not apply to any Disposition of property designated by the Borrower, promptly after consummation of such disposition, in a certificate of a Responsible Officer delivered to the Administrative Agent, as the “Permitted Non-Cash Disposition”; provided that the Fair Market Value of all Permitted Non-Cash Dispositions shall in no event exceed $700,000,000 in the aggregate;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of Holdings, the Borrower and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;

(m) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;

(n) Dispositions of property not otherwise permitted under this Section 6.05 having an aggregate purchase price not to exceed $500,000,000;

(o) the sale or discount (with or without recourse) (including by way of assignment or participation) of receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;

(p)(i) non-exclusive licenses and sublicenses of Intellectual Property or other general intangibles, and (ii) exclusive licenses and sublicenses of Intellectual Property or other general intangibles, in each case, in the ordinary course of business and that do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;

(q) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower Parties or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(r) Dispositions contemplated by the Reorganization Transactions;

(s) the unwinding of Swap Agreements permitted hereunder pursuant to their terms; and

(t) the Disposition of any Unrestricted Subsidiary.

SECTION 6.06 Holdings Covenant. Holdings will not conduct, transact or otherwise engage in any material business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and the Restricted Subsidiaries and any Subsidiary of Holdings (that is not a Borrower Party or a Subsidiary of a Borrower Party) which is formed solely for purposes of acting as a co-obligor with respect to any Permitted Holdings Debt and which does not conduct, transact or otherwise engage in any material business or operation, and, in each case, activities incidental thereto, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries, (iii) participating in tax, accounting, cash management, intercompany indebtedness and other administrative matters as a member of the consolidated group of Holdings and the Borrower, including compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under Article VI, the Acquisition Agreement, the Transactions, the Reorganization Transactions, the other agreements contemplated by the Acquisition Agreement and the other agreements contemplated hereby and thereby, (v) financing activities, including any public offering of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence of any Indebtedness permitted to be incurred by it under Section 6.01 and the making of (and activities as necessary to consummate) any Investment permitted to be made by it under Section 6.04), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 6.09, (ix) activities incidental to the consummation of the Transactions and the Reorganization Transactions and (x) activities as necessary to consummate any Permitted Acquisition or other Investment permitted hereunder and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

SECTION 6.07 Negative Pledge. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:

(a) restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) any documentation relating to any Permitted Receivables Financing, (iv) any documentation governing Incremental Equivalent Debt, (v) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Junior Refinancing Debt, (vi) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxii), (vii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vi) above, and (viii) the Existing Target Notes with respect to any Remaining Target Notes; provided that with respect to Indebtedness referenced in (A) clauses (iv) and (vi) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vii) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;

(b) customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(d) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any other Restricted Subsidiary;

(g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);

(i) restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.04 and applicable solely to such joint venture and entered into in the ordinary course of business; and

(k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:

(i) The Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to Holdings, the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests; provided further that in the case of any Restricted Payment to Holdings the proceeds of which shall be used by Holdings to make any payments in respect of any Permitted Holdings Debt, such Restricted Payment shall only be permitted to be made pursuant to Section 6.08(a)(vii) or (xiii);

(ii) Holdings may declare and make dividend payments or other distributions payable solely in the Equity Interests of Holdings;

(iii) repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interest in any direct or indirect parent of Holdings) or the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;

(iv) Restricted Payments made to consummate the Transactions or made to consummate (and contemplated by) the Reorganization Transactions;

(v) Restricted Payments to Holdings which Holdings may use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), Holdings, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments permitted by this clause (v) after the Effective Date, together with the aggregate amount of loans and advances to Holdings made pursuant to Section 6.04(m) in lieu thereof, shall not exceed the sum of (A) $250,000,000 in any fiscal year of the Borrower and (B) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by Holdings, the Borrower or the Restricted Subsidiaries after the Effective Date; provided that any unused portion of the preceding basket calculated pursuant to clauses (A) and (B) above for any fiscal year may be carried forward to succeeding fiscal years;

(vi) the Borrower may make Restricted Payments in cash to Holdings and, where applicable, Holdings may make Restricted Payments in cash:

(A) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay), for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local or foreign Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Holdings and/or its Subsidiaries; provided that Restricted Payments made pursuant to this subclause (a)(vi)(A) shall not exceed the Tax liability that Holdings and/or its applicable Subsidiaries would have incurred in respect of such Taxes were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; and provided, further, that Restricted Payments under this subclause (A) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries of Holdings may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Holdings or its Restricted Subsidiaries;

(B) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of Holdings, the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by Holdings, the Borrower and the Restricted Subsidiaries under this Agreement and (4) payments that would otherwise be permitted to be paid directly by Holdings, the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(iii) or 6.09(ix);

(C) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence;

(D) the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.08(a)(iv) or Section 6.08(a)(v);

(E) to finance any Investment permitted to be made pursuant to Section 6.04 other than Section 6.04(m); provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) Holdings shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to Holdings, the Borrower or the Restricted Subsidiaries or (y) the Person formed or acquired to merge into or consolidate with Holdings, the Borrower or any of the Restricted Subsidiaries to the extent such merger or consolidation is permitted in Section 6.03 in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12;

(F) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries;

(G) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity or debt offering not prohibited by this Agreement (whether or not such offering is successful); and

(H) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) taxes related to any restricted stock units held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees);

(vii) in addition to the foregoing Restricted Payments, Holdings may make additional Restricted Payments or payments in respect of Permitted Holdings Debt in an aggregate amount, when taken together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 6.08(b)(iv), not to exceed the sum of (A) an amount at the time of making any such Restricted Payment and together with any other Restricted Payment made utilizing this clause (A) not to exceed the greater of $1,000,000,000 and 16% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment plus (B) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Available Amount that is Not Otherwise Applied (after giving effect to any payments made pursuant to the following provisos to this Section 6.08(a)(vii)(B)) (provided that, notwithstanding the proviso set forth at the end of the definition of “Available Amount” herein, if at the time of the making of the applicable Restricted Payment, (x) the Available Amount is greater than $0 and (y) on a Pro Forma Basis after giving effect to such Restricted Payment, the Interest Coverage Ratio is less than 2.00 to 1.00, Holdings shall be permitted to use up to $1,250,000,000 per fiscal year, on a non-cumulative basis, of the Available Amount to pay (or to make Restricted Payments to allow any Parent Entity to pay) regularly scheduled dividends or distributions to shareholders or unitholders of any Parent Entity (including the Broadcom Shareholders in respect of their Exchangeable Units); provided further that the Available Amount (excluding the Starter Basket) shall be reduced on a dollar-for-dollar basis by the amount of any such Restricted Payment (it being understood that the Available Amount may be negative as a result)) plus (C) the Available Equity Amount that is Not Otherwise Applied;

(viii) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;

(x) Holdings, the Borrower or a Parent Entity may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any Parent Entity to pay) regularly scheduled dividends or distributions to shareholders or unitholders of any Parent Entity (including the Broadcom Shareholders in respect of their Exchangeable Units) in an amount not to exceed $1,000,000,000 in any fiscal year;

(xii) payments made or expected to be made by Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(xiii) additional Restricted Payments; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 2.75 to 1.00 and (B) there is no continuing Event of Default;

(xiv) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to Holdings, the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments); and

(xv) the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments directly or indirectly to Parent in an amount not to exceed $1,000,000 in any fiscal year to pay the liquidation preference upon redemption of any voting preference shares issued by Parent.

(b) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, except:

(i) payment of regularly scheduled interest and principal payments as, in the form of payment and on or around when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii) refinancings of Indebtedness with proceeds of Indebtedness permitted to be incurred under Section 6.01;

(iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents;

(iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, when taken together with the aggregate amount of Restricted Payments made pursuant to Section 6.08(a)(vii), not to exceed the sum of (A) an amount at the time of making any such prepayment, redemption, purchase, defeasance or other payment and together with any other prepayment, redemption, purchase, defeasance or other payment made utilizing this clause (A) not to exceed the greater of $1,000,000,000 and 16% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such prepayment, redemption, purchase, defeasance or other payment plus (B) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Available Amount that is Not Otherwise Applied (after giving effect to any payments made pursuant to the provisos to Section 6.08(a)(vii)(B)) plus (C) the Available Equity Amount that is Not Otherwise Applied;

(v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity; provided that after giving effect to such Restricted Payment (A) on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 2.75 to 1.00 and (B) there is no continuing Event of Default; and

(vi) prepayments of Indebtedness contemplated by the Reorganization Transactions.

(c) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.08 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.

SECTION 6.09 Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i) (A) transactions with Holdings, the Borrower or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than $50,000,000;

(ii) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(iii) the Transactions and the Reorganization Transactions and the payment of fees and expenses related to the Transactions and the Reorganization Transactions;

(iv) issuances of Equity Interests of Holdings or the Borrower to the extent otherwise permitted by this Agreement;

(v) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(o));

(vi) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent company thereof), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries;

(viii) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix)(A) Restricted Payments permitted under Section 6.08 and (B) Investments in Unrestricted Subsidiaries permitted under Section 6.04 to the extent such Investments are made to form or to initially capitalize such Unrestricted Subsidiaries;

(x) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of the Restricted Subsidiaries or any direct or indirect parent thereof; and

(xi) transactions in connection with any Permitted Receivables Financing.

SECTION 6.10 Financial Covenants.

(a) On the last day of any Test Period occurring prior to the Term A Loan Maturity Date, Holdings and the Borrower will not permit the First Lien Leverage Ratio to exceed 3.90:1.00 as of the last day of such Test Period; provided, that upon the repayment in full of the Term A Facility (including at any time prior to the Term A Loan Maturity Date), this Section 6.10(a) will no longer be applicable.

(b) Commencing with the second full fiscal quarter after the Effective Date, if on the last day of any Test Period the sum of (i) the aggregate principal amount of Revolving Loans then outstanding, plus (ii) the aggregate principal amount of Swingline Loans then outstanding, plus (iii) the amount by which the face amount of Letters of Credit then outstanding (other than undrawn Letters of Credit, whether or not cash collateralized, and any guarantees and performance or similar bonds issued under the Revolving Credit Facility) exceeds 35% of the aggregate principal amount of Revolving Commitments then in effect, Holdings and the Borrower will not permit the First Lien Leverage Ratio to exceed 3.90:1.00 as of the last day of such Test Period.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, and such failure shall continue unremedied for a period of one Business Day;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable and in the currency required hereunder, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(d) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of Holdings, the Borrower or the Luxco Borrower) or in Article VI; provided that (i) any Event of Default under Section 6.10(a) or (b) is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c), (ii) a default under Section 6.10(a) shall not constitute an Event of Default with respect to the Revolving Loans and the Term B Loans unless and until the Required Term A Lenders shall have declared all amounts under the Term A Loans to be due and payable (such period commencing with a default under Section 6.10(a) and ending on the date on which the Required Term A Lenders accelerate the Term A Loans, the “Revolving and Term B Loan Standstill Period”); and (ii) a default under Section 6.10(b) shall not constitute an Event of Default with respect to the Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts under the Revolving Loans to be due and payable (such period commencing with a default under Section 6.10(b) and ending on the date on which the Required Lenders with respect to the Revolving Credit Facility terminate and accelerate the Revolving Loans, the “Term Loan Standstill Period”);

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, judicial management, court protection, reorganization or other relief in respect of Holdings, the Borrower, the Luxco Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership, examinership or similar law now or hereafter in effect or (ii) the appointment of a receiver, judicial manager, liquidator, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, the Borrower, the Luxco Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Subject to Section 6.03, Holdings, the Borrower, the Luxco Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, judicial management, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, liquidation, insolvency, receivership, examinership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, judicial manager, liquidator, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, the Luxco Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $300,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against Holdings, the Borrower, any of the Restricted Subsidiaries or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(k)(i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) this Agreement or any Guarantees of the Loan Document Obligations by Holdings, a Borrower Party or a Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(o) a Change in Control shall occur;

(p) A Loan Party is declared by the Minister for Finance to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies;

then, (A) (x) in every such event (other than an event with respect to Holdings or the Borrower Parties described in paragraph (h) or (i) of this Article and other than the occurrence of an Event of Default under clause (d) above with respect to the Financial Covenants), and (y) at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, (B) at any time after and during the continuance of an Event of Default under clause (d) above with respect to Section 6.10(b), at the request of the Required Revolving Lenders (but solely with respect to the Revolving Loans, the Revolving Commitments and Letters of Credit), the Administrative Agent shall, (C) at any time after and during the continuance of an Event of Default under clause (d) above with respect to Section 6.10(a), at the request of the Required Term A Lenders (but solely with respect to the Term A Loans), the Administrative Agent shall, (D) at any time after and during the continuance of an Event of Default under clause (d) above with respect to Section 6.10(a) and after the Revolving and Term B Loan Standstill Period, at the request of the Majority Facility Lenders in respect of the Revolving Credit Facility and the Term B Facilities, the Administrative Agent shall, and (E) at any time after and during the continuance of an Event of Default under clause (d) above with respect to Section 6.10(b) and after the Term Loan Standstill Period, at the request of the Majority Facility Lenders in respect of the Term Facilities, the Administrative Agent shall, in each case of clause (A), (B), (C), (D) and (E) above, by notice to the Borrower, take either or all of the following actions, at the same or different times (except in the case of an event under paragraph (d) above in respect of the Borrower’s failure to comply with the requirements of Section 6.10 for a particular period if at such time Holdings is permitted to exercise its Cure Right pursuant to Section 7.02 with respect to such period, in which case the following actions may not be commenced solely as a result of the Borrower’s failure to comply with Section 6.10 with respect to such period until Holdings’ ability to exercise its Cure Right with respect to such period as set forth below has expired): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties and (iii) in the case of an Event of Default under clause (a) or clause (b) of this Article, require the Borrower Parties to cash collateralize all or a portion of the LC Exposure pursuant to Section 2.05(i); and in case of any event with respect to Holdings or a Borrower Party described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower Parties accrued hereunder, shall automatically become due and payable and the Borrower Parties shall be required to cash collateralize all of the LC Exposure pursuant to Section 2.05(i), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower Parties.

SECTION 7.02 Financial Covenant Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that Holdings and the Borrower fail (or, but for the operation of this paragraph, would fail) to comply with the requirements of Section 6.10 (the “Financial Covenants”), Holdings shall have the right from the date of delivery of a Notice of Intent to Cure with respect to the fiscal quarter most recently ended for which financial results have been provided under Section 5.01(a) or 5.01(b) and until 10 Business Days after the Compliance Certificate is required to be delivered thereunder, to issue Permitted Cure Securities to any Parent Entity for cash or otherwise receive cash contributions from any Parent Entity to the capital of Holdings, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments: (a) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; (b) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the Financial Covenants, then Holdings shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and (c) to the extent a fiscal quarter ended for which a Financial Covenant was initially recalculated as a result of a Cure Right and such fiscal quarter is included in the calculation of a Financial Covenant in a subsequent fiscal quarter, the Cure Amount shall be included in Consolidated EBITDA of such initial fiscal quarter for purposes of calculating the Financial Covenants. Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there shall be no more than a total of five Cure Rights in the aggregate exercised after the Effective Date, (iii) for purposes of this paragraph, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenants, determined at the time the Cure Right is exercised with respect to the fiscal quarter ended for which a Financial Covenant was initially recalculated as a result of a Cure Right, and (iv) Cure Amounts shall not result in pro forma reduction in Indebtedness for purposes of calculating the Financial Covenants for the most recently ended fiscal quarter; provided, that if such Cure Amount is applied to prepay indebtedness, indebtedness in subsequent quarters may be reduced.

SECTION 7.03 Application of Proceeds. After the exercise of remedies provided for in Section 7.01, subject to any applicable Intercreditor Agreement, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows.

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel payable under Section 9.03 of this Agreement, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document payable to the Collateral Agent;

SECOND, to the payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the repayment of any remaining Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations then held by the Secured Parties) (other than contingent indemnification obligations not yet due and owing); and

FOURTH, after no Letters of Credit shall be outstanding (other than Letters of Credit cash-collateralized to the reasonable satisfaction of the Issuing Bank) and the Commitments shall have been terminated, any remaining balance shall be paid to the Loan Parties, their successors and assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

For the avoidance of doubt, notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment and Authority. (a) Each of the Lenders and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of Holdings, the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than with respect to the agency resignation provisions set forth in this Article VIII). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each Lender (including in its capacity as a Lender and a potential holder of Secured Cash Management Obligations and Secured Swap Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Security Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent as Collateral Agent (and any sub-agents appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 as if set forth in full herein with respect thereto and all references to Administrative

Agent in this Article VIII shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender and (if applicable) holder of Secured Cash Management Obligations and Secured Swap Obligations).

SECTION 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower Parties or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings, the Borrower or any Restricted Subsidiary), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent. (a) The Administrative Agent may resign upon 30 days’ notice to the Lenders, the Issuing Bank and Holdings. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of Holdings (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Holdings and such Person remove such Person as Administrative Agent and, with the consent of Holdings (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.17(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Letters of Credit pursuant to Section 2.05(d). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 No Other Duties, Etc. Notwithstanding anything herein to the contrary, neither any Lead Arranger nor any Person named on the cover page of this Agreement as a Joint Bookrunner, a Syndication Agent or a Co-Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.

SECTION 8.09 Collateral and Guaranty Matters. No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.

SECTION 8.10 Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight internationally recognized courier service, mailed by certified or registered mail or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) If to Holdings or a Borrower Party, to:

c/o Avago Technologies U.S. Inc.

1320 Ridder Park Drive

San Jose, CA 95131

Attention: Anthony E. Maslowski, Senior Vice President and Chief Financial Officer

Fax: 408-433-8646

Email: anthony.maslowski@avagotech.com

With a copy to:

c/o Avago Technologies U.S. Inc.

1320 Ridder Park Drive

San Jose, CA 95131

Attention: Patricia McCall, Vice President and General Counsel

Fax: 408-433-6336

Email: phmccall@avagotech.com

(ii) If to the Administrative Agent, to:

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

One Independence Center

101 N Tryon St.

Charlotte, NC 28255-0001

Attention: Wayne Richard

Phone: 980-388-6484

Fax: 704-208-3075

Email: wayne.a.richard@baml.com

With a copy to:

Bank of America, N.A.

Mail Code: CA5-705-04-09

555 California St., 4th Floor

San Francisco, CA 94104

Attention: Anthea Del Bianco

Phone: 415-436-2776

Fax 415-503-5101

Email: anthea.del_bianco@baml.com

(iii) If to the Swingline Lender, to :

Bank of America, N.A.

Credit Services

Mail Code: NC1-001-05-46

One Independence Center

101 N Tryon St.

Charlotte, NC 28255-0001

Attention: Wayne Richard

Phone: 980-388-6484

Fax: 704-208-3075

Email: wayne.a.richard@baml.com

(iv) If to Bank of America, N.A., as Issuing Bank, to:

Bank of America, N.A.

Mail Code: PA6-580-02-30

One Fleet Way

Scranton, PA 18507

Phone: 570-496-9619

Fax: 800-755-8740

Email: tradeclientserviceteamus@baml.com

(v) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight internationally recognized courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, any Issuing Bank, Holdings or a Borrower Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(d) Change of Address, Etc. Each of Holdings, the Borrower Parties, the Administrative Agent, any Issuing Bank and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and letter of credit applications) purportedly given by or on behalf of any Borrower Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Borrower Party or Holdings in any case shall entitle any Borrower Party or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Loans, Section 2.21 with respect to any Refinancing Amendment and Section 2.24 with respect to any Permitted Amendment, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower Parties, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that any amendment or modification of Section 6.10(a) or (b) (or for the purposes of determining compliance with Section 6.10(a) or (b), any defined terms used therein), or waiver or consent to any Default or Event of Default resulting from a breach of Section 6.10(a) or (b) or alteration of the rights or remedies of the Required Term A Lenders or the Required Revolving Lenders, as applicable, arising pursuant to Article VII as a result of a breach of Section 6.10(a) or (b), as applicable, in each case shall not require the consent of any Lenders other than the Required Term A Lenders or the Required Revolving Lenders, as applicable; provided further, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower Parties to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.10 or the applicable Refinancing Amendment or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Required Term A Lenders”, “Required Revolving Lenders”, “Majority Facility Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as expressly provided in the Loan Documents), (viii) change the currency in which any Loan is denominated, without the written consent of each Lender directly affected thereby or (ix) change the provisions of Section 7.03 and/or the similar application of proceeds provisions in any Security Document, in each case with respect to the application of the proceeds of Collateral after the exercise of any remedies set forth in Section 7.01, without the written consent of each Lender directly and adversely affected thereby; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lenders without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lenders, as applicable, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect, technical error or inconsistency without the consent of any Lender, (C) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Guarantee Agreement, the Collateral Agreements or the Security Documents or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable law, without the consent of any Lender, and (D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower Parties and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower Parties (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis or a lesser basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Holdings, the Borrower Parties or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower Parties hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding anything herein to the contrary, changes made or proposed to be made in connection with any Incremental Facility or Refinanced Debt that benefit existing Lenders may be effected by the Borrower, in consultation with the Administrative Agent, without the affirmative vote of such Lender or Lenders.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-

Consenting Lender”), the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) in respect of any assignment of Term Loans of a Non-Consenting Lender on or prior to the date that is six months after the Effective Date, such Non-Consenting Lender shall receive the prepayment premium payable pursuant to Section 2.11(a) as if such assignment were a prepayment in connection with a Repricing Transaction, (v) such assignment does not conflict with applicable Requirements of Law and (vi) the applicable assignee consents to the Proposed Change. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Revolving Credit Exposure and Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the U.S. Bankruptcy Code or any other Federal, state or foreign bankruptcy, liquidation, insolvency, receivership, examinership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent and its Affiliates (without duplication), including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP and to the extent reasonably determined by the Administrative Agent to be necessary one local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent, in each case for the Administrative Agent, and to the extent retained with the Borrower’s consent, consultants, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder and (iii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited (except with the Borrower’s consent (such consent not to be unreasonable withheld, conditioned or delayed)) to one lead counsel and one local counsel in each applicable jurisdiction material to their interests for both the Agents and the Lenders and, in the case of a conflict of interest, one additional separate counsel for all similarly affected parties after notice to the Borrower.

(b) The Borrower Parties shall, jointly and severally, indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one lead counsel and one local counsel in each appropriate jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional separate counsel for all similarly affected Indemnitees) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by Holdings or any Subsidiary arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby (or, in the case of the Administrative Agent (or any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents), (ii) any Loan, Letter of Credit or the use of the proceeds therefrom (including any refusal by the relevant Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Restricted Subsidiary, or any other Environmental Liability, in each case, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties, (ii) result from any dispute between and among indemnified persons that does not involve an act or omission by Holdings, the Borrower or any of the

Restricted Subsidiaries except that each Agent, the Lead Arrangers and the Joint Bookrunners shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) of this proviso applies to such Person at such time or (iii) result from settlements effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) To the extent that the Borrower Parties fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and without limiting the obligations of the Borrower Parties to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.

(d) To the fullest extent permitted by applicable law, neither Holdings nor any Borrower Party shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues a Letter of Credit), except that (i) no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues a Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent (except with respect to Disqualified Lenders) not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required (x) with respect to the Term Loans only, for an assignment by a Lender to any Lender or an Affiliate of any Lender, by a Lender to an Approved Fund or (y) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, any other Eligible Assignee; and provided, further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent, the Issuing Banks, and the Swingline Lenders, provided that no consent of the Administrative Agent, the Issuing Banks nor the Swingline Lenders shall be required for an assignment of a Term Loan to a Term A Lender or a Term B Lender, as applicable, an Affiliate of a Term A Lender or a Term B Lender or an Approved Fund or to the Borrower or any Affiliate thereof in a transaction permitted by Section 9.04(f); provided further, that no consent of the Issuing Banks or the Swingline Lenders shall be required if such assignment is an assignment of Term Loans. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) $1,000,000 with respect to the Term Loans denominated in dollars, (ii) €1,000,000 in the case of Term Loans denominated in euro and (iii) $5,000,000 with respect to Revolving Loans or Revolving Commitments, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; provided further that (x) such recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arrangers, (y) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. For the avoidance of doubt, no assignment of all or any portion of the Revolving Commitment of a Lender that is also a Swingline Lender or an Issuing Bank shall be an assignment of such Lender’s obligations as a Swingline Lender or an Issuing Bank, unless the assignee agrees to assume all such assigning Lender’s rights with respect to and obligations to make or issue Swingline Loans and Letters of Credit, as applicable (or a ratable portion thereof).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Subject to Section 9.04(i), any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived pursuant to the terms thereof) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or Holdings or any of the Affiliates or Subsidiaries of Holdings), in each case, that is legally entitled to deliver an IRS form or other documentation, as applicable, described in either Section 2.17(e)(i)(A) or Section 2.17(e)(i)(B)(1) through (4) pursuant to Requirements of Law in effect on the date on which such bank or other Person acquires a participation (a “Participant”), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower Parties agree that each Participant shall be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower Parties all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower Parties pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPV shall be legally entitled to deliver an IRS form and other documentation, as applicable, described in either Section 2.17(e)(i)(A) or Section 2.17(e)(i)(B)(1) through (4) pursuant to Requirements of Law in effect on the date on which such SPV exercises its option to provide to the Borrower Parties all or any part of any Loan. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, judicial management, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Any Lender may, at any time, assign all or a portion of its Term Loans to the Affiliated Lenders or any Purchasing Borrower Party, subject to the following limitations:

(1) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to the Affiliated Debt Funds;

(2) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking action) under this Agreement or any other Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), any Plan of Reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws); provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(3) with respect to any assignment to a Purchasing Borrower Party, (i) no Event of Default has occurred or is continuing or would result therefrom (ii) such Purchasing Borrower Party shall not use the proceeds of any Revolving Loan to effectuate such assignment;

(4) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(5) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of (i) the outstanding principal amount of all Loans plus (ii) the outstanding principal amount of all term loans made pursuant to an Incremental Loan calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(6) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit B hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender; and

(7) for the avoidance of doubt, no Revolving Loans or Revolving Commitments may be assigned to any Affiliated Lender or Purchasing Borrower Party, other than any Affiliated Debt Fund.

Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders have taken any actions.

(g) Upon any contribution of Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(h) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrower and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties in accordance with the provisions of article 1278 of the Luxembourg Civil Code.

(i) Notwithstanding anything to the contrary herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee prior to such assignee becoming a Disqualified Lender will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i) shall not be void, but the other provisions of this clause (i) shall apply:

(i) If any assignment is made to any Disqualified Lender without the Borrowers’ prior written consent in violation of this Section 9.04(i) or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrower Parties owing to such Disqualified Lender in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower Parties, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified

Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the U.S. Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the U.S. Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits in fiduciary accounts as to which a Borrower Party is acting as fiduciary for another Person who is not a Loan Party) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of a Borrower Party against any of and all the obligations of such Borrower Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower Parties or their respective properties in the courts of any jurisdiction.

(c) Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested or required by any regulatory authority (including any self-regulatory authority such as the National Association of Insurance Commissioners), required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, such action or proceeding or such enforcement of rights, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, any Eligible Assignee invited to be an Additional Lender pursuant to Section 2.20 or Section 2.21 or any Eligible Assignee invited to be a Lender pursuant to Section 2.24, other than to any Disqualified Lender or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower or (g) to any ratings agency or the CUSIP Service Bureau (or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder) on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Parent, Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE SUBSIDIARIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.

SECTION 9.14 Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower Parties under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15 Release of Liens and Guarantees. A Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or (2) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan party ceases to be a wholly-owned Subsidiary. Upon (i) any sale or other transfer by any Loan Party (other than to Holdings, a Borrower Party or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full of all Loan Document Obligations (other than contingent obligations not yet due, Secured Cash Management Obligations and Secured Swap Obligations), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) or (xxi) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent.

SECTION 9.16 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and each Borrower Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the Lenders are arm’s-length commercial transactions between Holdings, the Borrower Parties, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers and the Lenders, on the other hand, (B) each of Holdings, the Borrower Parties and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of Holdings, the Borrower Parties and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, any Borrower Party, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Lender has any obligation to Holdings, any Borrower Party, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower Parties, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Lead Arranger or any Lender has any obligation to disclose any of such interests to Holdings, any Borrower Party, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings, each Borrower Party and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17 Parallel Liability. (a) Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(b) The parties hereto agree: (i) a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities; (ii) a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged; (iii) a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Collateral Agent (even though that Loan Party may owe more than one Corresponding Liability to the Secured Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and (iv) for purposes of this Section 9.17, the Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral securing a Parallel Liability on trust.

SECTION 9.18 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee Agreement in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under the Guarantee Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 9.18 shall remain in full force and effect until termination of the aggregate Commitments and payment in full of all Loan Document Obligations (other than contingent obligations not yet due, Secured Cash Management Obligations and Secured Swap Obligations). Each Qualified Keepwell Provider intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.19 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders

SECTION 9.20 Joint and Several Obligations. (a) All Term Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrower Parties. Each Borrower Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Secured Obligations in respect thereof, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrower Parties themselves, or the manner in which the Administrative Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower Party’s obligations under this Agreement shall be separate and distinct obligations.

(b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, the aggregate guarantee obligations of the Luxco Borrower and any Subsidiary Loan Party organized under the laws of Luxembourg (together with the Luxco Borrower, the “Luxembourg Guarantors”) under the Loan Documents shall at all times be limited to an aggregate amount not exceeding:

(i) the aggregate of all principal amounts (if any) borrowed (x) by that Luxembourg Guarantor for its own benefit or (y) by any direct or indirect Subsidiary of such Luxembourg Guarantor, from the Lenders or from one or more other members of the group of companies to which the Luxembourg Guarantor belongs, that have been financed by a borrowing under the Loan Documents; plus

(ii) the greater of:

(A) 95% of such Luxembourg Guarantor’s own funds (“capitaux propres” as referred to in article 34 of the Luxembourg RCS Act (as defined below)) plus Intragroup Liabilities (excluding however any amounts taken into account under (A) above) as reflected in its last annual accounts duly approved and available on the date of payment under this Agreement; and

(B) 95% of such Luxembourg Guarantor’s own funds (“capitaux propres” as referred to in article 34 of the Luxembourg RCS Act (as defined below)) plus Intragroup Liabilities (excluding however any amounts taken into account under (A) above) as reflected in its last annual accounts duly approved and available as at the date of execution of this Agreement, save to the extent that the guarantee by such Luxembourg Guarantor relates to the obligations of a direct or indirect subsidiary of such Luxembourg Guarantor.

For this purpose, “own funds (capitaux propres)” will be valued in accordance with Luxembourg generally accepted accounting principles or International Financial Reporting Standards, as applicable, and the relevant provisions of the Luxembourg law of 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “Luxembourg RCS Act”).

For the purpose of this Section, “Intragroup Liabilities” shall mean any amounts owed by the Luxembourg Guarantors to any other member of the group of companies to which the Luxembourg Guarantors belong and that have not been financed (directly or indirectly) by a borrowing under this Agreement.

SECTION 9.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

1. a reduction in full or in part or cancellation of any such liability;

2. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

3. the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AVAGO TECHNOLOGIES CAYMAN HOLDINGS LTD.

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowski Title: Director

AVAGO TECHNOLOGIES CAYMAN FINANCE LIMITED

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowski Title: Director

BC LUXEMBOURG S.À R.L

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowski Title: Authorised Signatory

BANK OF AMERICA, N.A. as Administrative Agent and Collateral Agent,

By:	/s/ Anthea Del Bianco
Name: Anthea Del Bianco Title: Vice President

DEUTSCHE BANK SECURITIES INC.
as Syndication Agent,

By:	/s/ Ian Dorrington
	Name:	Ian Dorrington
	Title:	Managing Director

BANK OF AMERICA, N.A.,
as Lender,

By:	/s/ Chris Joseph
	Name:	Chris Joseph
	Title:	Vice President

DBS BANK LTD.
as Lender,

By:	/s/ Santanu Mitra
	Name:	Santanu Mitra
	Title:	Senior Vice President

THE BANK OF NOVA SCOTIA
as Lender,

By:	/s/ Eugene Dempsey
	Name:	Eugene Dempsey
	Title:	Director

CITIBANK, N.A.
as Lender,

By:	/s/ Sean Klimchalk
	Name:	Sean Klimchalk
	Title:	Vice President

MUFG UNION BANK, N.A.
as Lender,

By:	/s/ Matthew Antioco
	Name:	Matthew Antioco
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lender,

By:	/s/ Kambiz Ghorashi
	Name:	Kambiz Ghorashi
	Title:	Vice President

MIZUHO BANK, LTD.
as Lender,

By:	/s/ Bertram H. Tang
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION
as Lender,

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH
as Lender,

By:	/s/ Judy Smith
	Name:	Judy Smith
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

BARCLAYS BANK PLC
as Lender,

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH
as Lender,

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

BANK OF MONTREAL
as Lender,

By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Managing Director

COMPASS BANK
as Lender,

By:	/s/ Preston Wallace
	Name:	Preston Wallace
	Title:	Vice President

SUNTRUST BANK
as Lender,

By:	/s/ Min Park
	Name:	Min Park
	Title:	Vice President

STANDARD CHARTERED BANK
as Lender,

By:	/s/ Steven Alcupis
	Name:	Steven Alcupis
	Title:	Managing Director, Capital Markets

ROYAL BANK OF CANADA
as Lender,

By:	/s/ Kamran Khan
	Name:	Kamran Khan
	Title:	Authorized Signatory

NOMURA CORPORATE FUNDING AMERICAS, LLC
as Lender,

By:	/s/ Carl Mayer
	Name:	Carl Mayer
	Title:	Managing Director

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED as Lender,

By:	/s/ Robert Grillo
	Name:	Robert Grillo
	Title:	Director

BANK OF THE WEST
as Lender,

By:	/s/ Terry Switz
	Name:	Terry Switz
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Lender,

By:	/s/ Matthew Antioco
	Name:	Matthew Antioco
	Title:	Vice President

STATE BANK OF INDIA, CHICAGO
as Lender,

By:	/s/ Manoranjan Panda
	Name:	Manoranjan Panda
	Title:	VP & Head (Synidications)

BANK OF CHINA LOS ANGELES BRANCH
as Lender,

By:	/s/ Lixin Guo
	Name:	Lixin Guo
	Title:	SVP & Branch Manager

FIFTH THIRD BANK
as Lender,

By:	/s/ Glen Mastey
	Name:	Glen Mastey
	Title:	Managing Director

THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH as Lender,

By:	/s/ Victor Li
	Name:	Victor Li
	Title:	General Manager

By:	/s/ Danny Leung
	Name:	Danny Leung
	Title:	SVP

LAND BANK OF TAIWAN, NEW YORK BRANCH
as Lender,

By:	/s/ Arthur Chen
	Name:	Arthur Chen
	Title:	General Manager

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LTD., NEW YORK BRANCH as Lender,

By:	/s/ Tony Huang
	Name:	Tony Huang
	Title:	Director

CRÉDIT INDUSTRIEL ET COMMERCIAL – NY BRANCH
as Lender,

By:	/s/ Clifford Abramsky
	Name:	Clifford Abramsky
	Title:	Managing Director

By:	/s/ Garry Weiss
	Name:	Garry Weiss
	Title:	Managing Director

AZB FUNDING 6
as Lender,

By:	/s/ Hiroshi Matsumoto
	Name:	Hiroshi Matsumoto
	Title:	Deputy General Manager

BANK HAPOALIM B.M.
as Lender,

By:	/s/ Helen H. Gateson
	Name:	Helen H. Gateson
	Title:	Vice President

By:	/s/ Charles McLaughlin
	Name:	Charles McLaughlin
	Title:	Senior Vice President

HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH as Lender,

By:	/s/ Ding Jong Chen
	Name:	Ding Jong Chen
	Title:	VP & General Manager

TAIWAN COOPERATIVE BANK, LTD., SEATTLE BRANCH as Lender,

By:	/s/ Cheng-Pin Chou
	Name:	Cheng-Pin Chou
	Title:	VP & General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. NEW YORK BRANCH as Lender,

By:	/s/ Ming Che Yang
	Name:	Ming Che Yang
	Title:	Assistant Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as Lender,

By:	/s/ Ford Young
	Name:	Ford Young
	Title:	Director

By:	/s/ Richard Cameron
	Name:	Richard Cameron
	Title:	Managing Director

FIRST COMMERCIAL BANK, LTD., A REPUBLIC OF CHINA BANK ACTING THROUGH ITS LOS ANGELES BRANCH as Lender,

By:	/s/ Terry Yuan-Gan Ju
	Name:	Terry Yuan-Gan Ju
	Title:	VP & General Manager

CATHAY BANK
as Lender,

By:	/s/ Nancy A. Moore
	Name:	Nancy A. Moore
	Title:	Senior Vice President